APPENDIX A - FORMS 10-KSB and 10-KSB/A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-KSB

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
   __X__        THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2001

                                       OR

              TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
   ____       THE SECURITIES EXCHANGE ACT OF 1934

              For the transition period from ____________ to ______________

                         Commission File Number 0-27574

                              PowerCerv Corporation
           (Name of small business issuer as specified in its charter)

           Florida                                         59-3350778
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                        Identification No.)


            400 North Ashley Drive, Suite 2700, Tampa, Florida 33602 (Address of principal executive offices, including zip code)

                                 (813) 226-2600
                (Issuer's telephone number, including area code)

     Securities registered pursuant to Section 12(b) of the Act: none Securities registered pursuant to Section 12(g) of the Act: common stock, par value $.001 per share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes_x_ No___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10- KSB. [ _ ]

The revenue of the registrant for the fiscal year ended December 31, 2001 was $6,106,762.

The aggregate market value of the registrant's voting stock held by non-affiliates as of April 8, 2002 was approximately $607,028. There were 1,313,000 shares of the registrant's common stock, par value $.001 per share, outstanding on April 8, 2002.

                       DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant's definitive Proxy Statement for its 2001 Annual Meeting of Shareholders, which Proxy Statement will be filed no later than 120 days after the close of the registrant's fiscal year ended December 31, 2001, are incorporated by reference in Part III of this Annual Report on Form 10- KSB.



                              POWERCERV CORPORATION

                            Form 10-KSB Annual Report

                                TABLE OF CONTENTS

                                                                                                                              Page
                                                                                                                              Number

   PART I
   Item 1     Description of Business...........................................................................................  3
   Item 2     Description of Property........................................................................................... 11
   Item 3     Legal Proceedings................................................................................................. 11
   Item 4     Submission of Matters to a Vote of Security Holders............................................................... 11

  PART II
   Item 5     Market For Common Equity and Related Stockholder Matters.......................................................... 12
   Item 6     Management's Discussion and Analysis or Plan of Operation......................................................... 12
   Item 7     Financial Statements.............................................................................................. 24
   Item 8     Changes in and Disagreements with Accountants on Accounting and Financial
              Disclosure                                          .............................................................. 24

 PART III
   Item 9     Directors, Executive Officers, Promoters and Control Persons, Compliance with
              Section 16 (a) of the Exchange Act................................................................................ 25
  Item 10     Executive Compensation                                  .......................................................... 25
  Item 11     Security Ownership of Certain Beneficial Owners and Management and Related
                Stockholder Matters............................................................................................. 25
  Item 12     Certain Relationships and Related Transactions                   ................................................. 25
  Item 13     Exhibits and Reports on Form 8-K.................................................................................. 25
Signatures  .................................................................................................................... 47

                                     PART I

     This Annual Report on Form 10-KSB and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about PowerCerv Corporation's (the "Company", as further defined below) industry, management's beliefs and certain assumptions made by the Company's management as discussed in "Management's Discussion and Analysis or Plan of Operations." It is important to note that the Company's actual results could differ materially from those in such forward-looking statements.

Item 1.  Description of Business

     General

     The Company is focused on delivering enterprise commerce management solutions to small and medium size discrete manufacturing companies with annual revenues between $5 million and $250 million. The Company utilizes its own direct sales and professional service organization to serve customers in North America, while using distributors and channel partners to sell and support its products internationally.

     Management   believes  that  PowerCerv  is  one  of  the  first  enterprise application  vendors to develop,  promote and license an  integrated  enterprise application software solution featuring integrated e-business, Customer Relationship Management (CRM) and Enterprise Resource Planning (ERP)
applications. The Company refers to its full suite of integrated CRM and ERP enterprise application software products as ERP Plus(TM), and it consists of front-office CRM software (SFA Plus(TM) and Support Plus(TM)) and back-office ERP solutions (Financials Plus(TM), Distribution Plus(TM) and Manufacturing Plus(TM)) that are integrated with PowerCerv's e-business applications
(eSeries). The most recent addition to the Company's line of enterprise application software solutions, eSeries consists of five Web-based software modules: eView, eOrder, eCRM, eDashboard and eConfigure.

     PowerCerv eSeries applications are designed to enable users to extend their enterprise operations via the Internet to successfully respond to customers, suppliers and partners around the world, 24 hours a day. The Company's front-office CRM application products have the ability to increase the effectiveness of sales organizations and customer support centers in primarily two ways. First, SFA Plus provides sales opportunity management for maximum sales efficiency. Second, Support Plus provides solutions for tracking customer problems and issue resolution management. PowerCerv's back-office ERP application products facilitate the management of resources and information to allow companies to reduce order fulfillment times, improve operating efficiencies and measure critical company performance against defined objectives. All PowerCerv e-business, CRM and ERP solutions are integrated to facilitate a seamless front-office/back-office solution.

     The Company's research and development efforts are directed primarily toward new features in its application products. The Company has additional applications and tools that it sells to expand the transaction intensive solutions mentioned above. These additional applications and tools include PowerCerv Vision(TM) (business process mapping software), PowerCerv Intelligence(TM) (business intelligence/on-line analytical processing ("OLAP") reporting software), remote synchronization software for SFA Plus and the PowerCerv Software Development Kit (SDK).

     The Company also provides a wide range of professional technical and business consulting services, including application analysis, design, development, modification, integration programming, training and deployment for its application products.

     The Company was incorporated in Florida in January 1995 as a holding company for its operating subsidiary, which was incorporated in Florida in April 1992. Unless otherwise specified, references herein to "PowerCerv" and "the Company" mean PowerCerv Corporation and its subsidiary.

     The Company's principal offices are located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, and its telephone number is (813) 226-2600. PowerCerv's Website is located at http://www.powercerv.com. Information contained in the Website is not a part of this Annual Report on Form 10-KSB.

     Products
     Products and Services

     In March 2000, the Company launched the PowerCerv eSeries of Web-based applications designed to extend the user's enterprise operations beyond their four walls and across the entire virtual supply chain. eSeries is integrated with ERP Plus and consists of the following modules: eView, eOrder, eCRM, eDashboard and eConfigure. eView is designed to allow users to remotely view the status of an item in the value chain, anytime from remote computers. eOrder is designed to deliver online business-to-business (B2B) order taking and processing capabilities. eCRM is designed to allow companies to initiate B2B CRM activities such as lead capture, campaign management, case entry, case diagnostics and case tracking via the Web. eDashboard is designed to deliver critical business performance and status information to executive-level
personnel  via  the  Web.  eConfigure  provides  integrated   Web-based  product
configuration, and is designed to enable users to configure items over the Web or from within the ERP Plus Distribution Order Entry and Quote processes.

     In addition to promoting and licensing its enterprise application products, the Company provides a full complement of professional consulting services that allow the Company's license customers to maximize the benefits of its application products. These consulting services include requirements analysis, application analysis, detailed pre-implementation consulting, project management, data migration planning, application customization and modification, integration programming, system implementation and deployment. In addition to the consulting services described above, the Company offers education and training services on its enterprise application products that provide licensed customers with formalized programs to assist them in using the products in an efficient and cost effective manner. The Company also provides timely, high-quality technical support and maintenance on its enterprise application products.


     The Company's application products and services are designed to enable the Company's customers to design, deploy and maintain enterprise application systems.

     The following table summarizes certain information about the Company's products:


     PRODUCT                                                    PRODUCT
                                                       DESCRIPTION
     PowerCerv Enterprise
     Application Products

     ERP Plus A comprehensive suite of CRM and ERP applications. ERP Plus consists of SFA Plus, Support Plus, Manufacturing Plus, Distribution Plus and Financials Plus - all developed by PowerCerv for a consistent look-and-feel and enhanced implementation and maintenance.

     Manufacturing
     Plus           Multiple   modules  that  address   manufacturing   resource
                    planning,   scheduling,   purchasing,  shop  floor  control,
                    configuration management and performance management.

     Distribution
     Plus Multiple modules that address order processing, returned goods processing, quotation processing, customer profiling, marketing and sales, pricing, shipping, freight, invoicing and inventory/warehouse management.

     Financials
     Plus Multiple modules that address accounting, financial and business management needs including general ledger, accounts payable, accounts receivable, project accounting, order processing and inventory.

     SFA Plus SFA Plus provides marketing campaign management, sales activity planning and management, quoting and pipeline management as well as comprehensive contact management.

     Support Plus   Support Plus provides case  management,  item  registration,
                    serial/lot   tracking   of   registered   products,   repair
                    information, warranty tracking, diagnostic tracking, problem
                    management,   case  logs,  case  history,   repair  history,
                    returned material authorization processing and tracking, and depot repair.

     PowerCerv
     eSeries eSeries consists of eView, eOrder, eCRM, eDashboard and eConfigure, which are self-service Web-based applications that help companies touch their virtual supply chains in a variety of methods. These new modules deliver benefits to online customers by increasing the number of touch-points and adding value via the Web.

     eView          eView is designed to allow users to remotely view the status
                    of  an  item  in  the  value  chain,   anytime  from  remote
                    computers.

     eOrder         eOrder is  designed to deliver  online  business-to-business
                    (B2B) order taking and processing capabilities.

     eCRM eCRM is designed to allow companies to initiate B2B CRM activities such as lead capture, campaign management, case entry, case diagnostics and case tracking via the Web.

     eDashboard     eDashboard   is  designed  to  deliver   critical   business
                    performance  and  status   information  to   executive-level
                    personnel via the Web.

     eConfigure     eConfigure,  which was released in 2001, extends PowerCerv's
                    existing   e-business   offerings   to  include   integrated
                    Web-based product configuration. It is designed to enable users to configure items over the Web or from within the ERP
                    Plus Distribution Order Entry and Quote processes.

     PowerCerv
     Intelligence   PowerCerv  Intelligence provides the tools necessary to turn all the data in your enterprise application into useful business information. Comprehensive report writing as well as on line analytical processing (OLAP) reporting and integrated internet reporting and distribution utilizing both push and pull technology.

     PowerCerv
     Vision Comprised of four distinct components - Business Processes, Implementation Methodology, Total Enterprise Training and Data Migration - PowerCerv Vision helps companies document their internal processes, facilitates faster system installations and teaches users how to maximize the potential of their PowerCerv enterprise application solutions.

Services

     The Company's services consist of the following:

     Consulting Services. The Company provides a range of professional technical and business consulting services for the Company's ERP Plus and web enabled application products. These services include application analysis, detailed pre-implementation consulting, project management, application customization and modification, integration programming, system implementation and deployment, and application education and training services. PowerCerv consulting services are not included in the price of its software licensing fees.

     The Company's services are provided to customers pursuant to written service agreements and "statements of work." These agreements detail the scope of the consulting services to be provided and the applicable hourly billing rates, indicate payment and warranty terms, require separately executed change orders for any statement of work modifications, identify project management personnel responsible, and require weekly and/or monthly status meetings between PowerCerv and its customers. PowerCerv consulting services are generally billed on a time and materials basis. Additionally, travel and living expenses incurred as a result of the consulting are billed separately.

     Prior to March 31, 1999, the Company had a general consulting/general education business. On this date, the Company sold the net assets of this business to R.O.I. Consulting, Inc. (the "ROI Transaction"). In connection with the ROI Transaction, the Company agreed not to engage in general consulting and/or general education services unrelated to its application products and those of its partners for a period of two years.

     Education Services. Education services consist of end-user education on the Company's enterprise application software products. End-user education involves providing comprehensive education and training classes on the use of the PowerCerv application products in an efficient and cost-effective manner. Customized education and training programs are also available to meet the end-user customers' specific requirements. The Company provides its customers classroom training in its corporate office. In addition, training courses are frequently provided at customer sites, using customer facilities and equipment, with the Company providing the instructor, class materials and in some cases, equipment. Some classes are offered on a per-student basis and other classes are offered on a negotiated fixed-fee basis.

     Maintenance Services. Maintenance services are generally provided pursuant to maintenance agreements between the Company and its customers. These agreements entitle customers to hotline telephone support during extended business hours, notification of product enhancements and upgrades, the enhancements and upgrades, functional releases and maintenance releases, technical bulletins, replacement of damaged products and access to the Company's World Wide Web site (http://www.powercerv.com) and electronic bulletin board. The Company currently charges a percentage of its then current product license fee for renewable one-year maintenance agreements. Maintenance fees are generally billed annually in advance.

Customers

     The Company's current customers include, but are not limited to, Chatsworth Products, Inc., Textron E-Z-GO, Jetson Direct Mail Services, Inc., Lakeshore Cryotronics, Quorum International, Visioneering, Norris Rods, Big Sky Carvers, Luck Stone Corporation, National Partitions, Advanced Flexible Composites and TIPCO. The Company continues to focus its marketing and sales efforts primarily on small and medium size discrete manufacturing companies with annual revenues between $5 and $250 million.

Marketing, Sales and Distribution

     The Company's application products are sold through a direct sales force and through a select network of Value Added Resellers (VARs), distributors and partners who generally serve in their respective capacities on a nonexclusive basis. As of April 8, 2002, the Company's sales and marketing organizations had 4 full-time employees.

     The Company believes that it has maintained its most experienced and knowledgeable sales personnel and expects them to be able to effectively resell into the customer base while pursuing a select group of targeted new customers. Over the next 6 months, the Company expects to be able to rehire some of its sales personnel if needed; however, there can be no assurance that the Company will be able to rehire these individuals or that its existing sales staff will be able to achieve the Company's sales objectives.

     The Company utilizes a direct sales force to sell its enterprise application software solutions. The strategy of the Company's direct sales force is to identify companies in the target market and engage those accounts in a sales campaign once a target company has acknowledged its interest in the Company's enterprise software solutions and identify resell opportunities with the Company's existing customer base. The Company's sales force uses a structured sales methodology to maximize the efficiency of its sales resources and maximize its competitiveness.

     In the United States, the Company also utilizes select indirect channels. These indirect channels consist of strategic implementation partners, VARs and affiliate channel partners. Strategic implementation partners are consulting organizations that generally do not sell software but may assist organizations with selection criteria and possibly provide implementation assistance. VARs are authorized channel partners who generally sell the Company's application products to manufacturing companies (generally with annual revenues below $25 million) or into other market segments on which the Company does not directly focus. Affiliate channel partners generally identify qualified sales opportunities for the Company's direct sales organization to address and close, but generally do not directly participate in the sales process. Internationally, the Company utilizes distributors and channel partners to sell and support its products. VARs, distributors and channel partners typically have expertise in particular vertical markets and geographic ties to their target markets. Additionally, the Company's VARs, channel partners and international distributors receive training and support in the Company's enterprise application software solutions.

     The Company employs application consultants to assist the direct sales force as may be necessary in competitive sales opportunities, though these consultants' primary functions are to provide customers with implementation services related to installing, customizing, supporting and maintaining its products. The Company employs application consultants that are experienced professionals with in-depth knowledge of their particular field of expertise.

     The Company maintains a World Wide Web site at http://www.powercerv.com (information contained in the Web site is not a part of this Annual Report on Form 10-KSB) that serves as a marketing communications vehicle. The Company also publishes all of its product and service information on its World Wide Web site, including a full color version of its product literature, recent press releases, selected reprinted press coverage, the Company's training schedule and other relevant information pertaining to its full suite of products and services.

     Products are generally shipped as orders are received and, accordingly, the Company has historically operated with little or no backlog. Because of the generally short cycle between order and shipment, the Company does not believe that its backlog as of any particular date is meaningful.

Product Development

     During  2001,  the  Company  made  investments  in  internal  research  and development as well as technology advancements. The Company's product development efforts are focused primarily on continued enhancement of its ERP Plus and eSeries application products to meet the needs and requirements of mid-size companies. The Company believes its future performance will depend, in large part, on its ability to maintain and enhance its current product line to meet the needs of this target market, its development of new application products, as well as exploiting emerging technologies. As of April 8, 2002, the Company had 7 full-time employees in its product development group but supplements it when needed with outside consultants. The Company believes that it has maintained an experienced and knowledgeable product development group and expects them to be able to effectively maintain and enhance its current product line. However, there can be no assurance that outside consultants will continue to be available or that its existing product development staff will be able to effectively maintain and enhance its current product line on a timely basis. Research and development expenses consist primarily of salaries for employees in the product development group and a portion of the related overhead. Research and development expenses are charged to operations as incurred. Research and development expenditures were approximately $2.0 million in 2001 and $4.1 million in 2000.

     In April 2001, the Company released version 9.0.02 of its ERP Plus application products on schedule and as planned. The new release added features to the Company's application products. Version 9.0.02 also included the newest addition to the eSeries suite of eBusiness applications - eConfigure. Technology upgrades to the latest versions of operating systems, development tools, and database platforms were also included in Version 9.0.02 of the Company's ERP Plus application products.


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

     The Company plans to continue to enhance its ERP Plus and eSeries application products to address the evolving needs of small and medium size companies in its target market. In particular, the Company intends to continue pursuing improved functionality on its existing application products and to make changes to the base products to suit customer requirements. The objectives of the product development group include taking advantage of features such as multiple hardware platform support, database independence, multiple network support and support for various operating systems (Microsoft Windows, Microsoft Windows NT, Linux and various versions of UNIX), while offering product features that may modified as needed by the customer.

     The enterprise application and e-commerce software application markets are highly influenced by rapid technological change, adoption of new industry standards, frequent new product introductions, and changing customer demands that can render existing products unmarketable and obsolete. The Company's future success will depend, in part, upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements, and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to its customers' needs for functionality. In the past, the Company has experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements, addressing changing customer demands or the adoption of new industry standards, or that the Company will not experience significant delays in the introduction of new products or product enhancements in the future, any of which could have a material adverse effect on the Company's results of operations.

Strategic Alliances

     An element of the Company's strategy is the continued creation and development of strategic alliances with notable industry participants. The Company's goals in establishing these relationships are to create marketing alliances that will endorse and promote the Company's products to a larger potential  customer  base  than can be  reached  through  the  Company's  direct marketing efforts, to assist the Company in developing a supply of aftermarket service providers who will train personnel to implement the Company's products, thereby leveraging the Company's resources and reach, and to enhance the underlying products. The Company seeks strategic alliances with companies that have maximum penetration and leading reputations for quality with the Company's target customers. Generally, existing agreements outlining the Company's alliances do not impose significant financial obligations or liabilities on either party and have terms no longer than one year. There can be no assurance that these relationships will successfully develop to the extent that they will contribute materially to the Company's financial results in the future.

     To  date,  the  Company's   significant  alliances  include  the  following
organizations:

o Microsoft Corporation. The Company has entered into an agreement with Microsoft that encourages the Company to integrate Microsoft products and technologies into the Company's solutions. This designates the Company as a "Microsoft Solution Provider." In addition, the Company receives frequent briefings on Microsoft's strategic and technical product direction, participates in joint marketing activities, and receives early access to new software releases. The Company's entire suite of products utilizes Microsoft SQL Server, Windows NT Server, Windows 9x and Windows 2000. The Company's eSeries products are built upon the Microsoft.net development tools and technology. In addition, the Company's solution has received the important Microsoft BackOffice certification.

o IBM Corporation. The Company has participated in marketing alliances and activities with International Business Machines Corp. Specifically, the Company announced that its ERP Plus product suite achieved validation in the IBM NetFinity ServerProven program with both the Linux and Windows NT operating system platforms.

o Sybase, Inc. The Company has entered into a strategic marketing relationship with Sybase. The relationship includes joint marketing activities, press releases announcing the availability and performance of the Company's products on Sybase platforms, publications of joint success stories and other items of a similar nature. The Company's products utilize the Sybase Adaptive Server Enterprise as the foundation RDBMS of its ERP Plus product suite. The Company's ERP Plus products utilize Sybase PowerBuilder as the foundation application development tool.

o Best Software, Inc. - The Company has entered into an agreement with Best Software, a wholly owned subsidiary of The Sage Group plc, where the Company has agreed to re-sell the Best! Imperativ Fixed Assets product as a solution for customers that need fixed assets as part of their financial solution. The Company has integrated the product into the Company's Financials Plus solution for customers.

o Brio Technology, Inc. - The Company has entered into an agreement whereby the Company private labels the BRIO product suite as the basis for its PowerCerv Intelligence. The Company has added functionality to these products to integrate them into the Company's ERP Plus product suite.

o The COBRE Group - The Company has entered into an agreement whereby the Company private labels Helpmate 2.0 as the basis for its PowerCerv Vision product.

o Digex, Inc. - The Company has signed a technology agreement with Digex, Inc. to enable PowerCerv to offer Integrated Enterprise Response as a service delivered via the Internet.

o Kewill E Commerce - The Company has signed an agreement with Kewill E Commerce, Inc. Under the agreement, PowerCerv offers Clippership 32(R), Kewill's award-winning, shipment processing software for Windows, as an integrated optional module in its PowerCerv ERP Plus product.

o Sterling Commerce The Company has entered into an agreement with Sterling, a subsidiary of SBC Communications, Inc., where the Company resells and implements Sterling Commerce's GENTRAN business process integration software as part of its ERP solution, PowerCerv ERP Plus.

o Taylor Manufacturing System, Inc. - The Company has entered into a strategic marketing relationship with Taylor Manufacturing Systems where the Company has integrated the Taylor TESS Advanced Planning & Scheduling product into the Company's ERP Plus product suite.

     In addition to the above-mentioned relationships, the Company will, from time to time, enter into relationships with third parties that it deems strategic, important and useful to furthering the efforts of the Company.

     Competition could develop between the Company and certain of the parties with which it has strategic alliances. There can be no assurance that the Company would be able to effectively compete with any such parties in such circumstances.

Competition

     The market for enterprise software application and e-commerce products and services is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products and services, which are targeted at mid-size companies. Many of the Company's existing competitors, as well as a number of potential competitors, have longer operating history, more established marketing and sales organizations, greater name recognition, larger R&D and technical organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance.

     The Company competes in the enterprise application and e-commerce software and services market on the following merits: A focus on the mid-size U.S. companies; product functionality; integrated CRM, ERP and eSeries application software solutions. In addition, the Company competes on its application software customization capabilities, single-source implementation solution, quicker time to benefit, open and industry standard technology platforms, professional services and total cost of ownership. The Company currently competes primarily with (i) other vendors of software focused on the specific needs of mid-size U.S. companies, which include QAD, IFS, Epicor, Mapics, Made2Manage, Frontstep, Lilly Software, Microsoft, Great Plains, Peoplesoft, J.D. Edwards and Oracle and (ii) VARs and system integrators of the larger enterprise software companies, including SAP AG, Peoplesoft, Inc. and Oracle Corporation, which target mid-size and larger companies. In addition, customers who have a large installed base of legacy systems may resist committing the time and resources necessary to convert to an open system, client/server-based software suite of products. Further, as the enterprise application software and services market continues to develop, companies with significantly greater resources than the Company may attempt to increase their presence in the target market where the Company is focused by acquiring or forming strategic alliances with competitors of the Company. Increased competition is likely to result in price reductions and related reductions in gross margins and market share, any one of which could materially adversely affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis or Plan of Operation - Competition."

Intellectual Property and Other Proprietary Technology

     The Company regards its products as proprietary trade secrets and confidential information. The Company relies on a combination of copyright, trademark and trade secrets laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its products. The Company has no patents. There can be no assurance, however, that in spite of these precautions, an unauthorized third party will not use, copy or reverse engineer portions of the Company's products. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the methods used by the Company to protect its products will be adequate or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products.

     The Company licenses its application products to customers under non-transferable, non-exclusive negotiated license agreements. The standard form license agreement allows customers to use the Company's products solely for internal purposes and specifies the maximum number of servers and concurrent users that may use the products. The Company may license product source code to enable its customers to customize the software to meet particular requirements. The disclosure of source code increases the likelihood of misappropriation or other misuse of the Company's proprietary trade secrets. The Company's standard license contains confidentiality provisions protecting the products. In the event of termination of the license, the end-user customer remains responsible for any unpaid license fees and the confidentiality obligations. However, there can be no assurance that such customers will take adequate precautions to protect the Company's proprietary trade secrets and confidential information. There can be no assurance that the Company's means of protecting its proprietary rights and confidential information will be adequate.

     The Company believes that it has all of the necessary rights to market its products although there can be no assurance that third parties will not assert infringement claims against the Company in the future. The Company expects that, as the number of products increase and the functionality of these products further overlaps, although there have been no infringement claims, the likelihood of third parties asserting infringement claims against the Company may increase. Any claim, whether or not it has merit, could result in costly litigation and require the Company to enter into royalty or other license arrangements. Such royalty or other license arrangements, if required, may not be available on terms acceptable to the Company or at all.

     Although the Company's competitive position may be affected by its ability to protect its proprietary rights and confidential information, the Company believes that the rapid pace of technological change in the industry will cause other factors, such as the technological and creative skills of the Company's management and technical personnel, name recognition, the ability to develop, produce, enhance and market innovative products and services, the timeliness and quality of support services, and strategic relationships in the industry to be more important in establishing and maintaining a leading position within the industry than are copyright, trademark and other legal protections for intellectual property.

Employees

     As of December 31, 2001, the Company had 38 full-time employees. These employees included 8 in sales, marketing and related activities, 10 in research and development, 15 in customer support, training, and consulting services, and 5 in information technology, finance, administration and human resources. Subsequent to December 31, 2001, the Company reduced its overall staff. As of April 8, 2002, the Company had 25 full-time employees consisting of 4 in sales and marketing, 7 in product development, 9 in customer support, training and consulting services, and 5 in information technology, finance, administration and human resources. See further discussion in "Management's Discussion and Analysis or Plan of Operation." The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its relations with employees are good and that it has retained some of its more experienced and knowledgeable staff. The further loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's future business and operations.


Item 2.  Description of Property

     The Company's corporate headquarters are located in Tampa, Florida, in a 17,000 square foot facility, including office space and customer training facilities, occupied under a lease expiring on August 31, 2002. The Company is in the process of negotiating an extension for its corporate headquarters. The lease expires on August 31, 2002 and includes a three year renewal option.


Item 3.  Legal Proceedings

     Lifsey v. Ross, et. al.: A complaint was filed on July 24, 1997, in the United States District Court for the Middle District of Florida, captioned J. Conrad Lifsey vs. Harold R. Ross, Gerald R. Wicker, Marc J. Fratello, Roy E. Crippen, III, Donald B. Hebb, Jr., Thomas S. Roberts, PowerCerv Corporation, Alex Brown & Sons, Inc., Robertson, Stephens & Company, ABS Capital Partners, L.P., Summit Investors II, L.P., and Summit Ventures III, L.P. The complaint purports to be a class action on behalf of those persons who purchased shares of the Company's common stock from March 1, 1996 (the date of the Company's initial public offering of its common stock ("IPO")) through July 24, 1996. The complaint alleges, among other things, that the defendants violated the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the Company's IPO and in its subsequent securities filings, press releases and other public statements. The parties have agreed to a settlement and have filed with the Court a Memorandum of Understanding. The Parties are currently drafting the terms of the settlement.


Item 4.  Submission of Matters to a Vote of Security Holders

     No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2001.

                                     PART II

Item 5.  Market For Common Equity and Related Stockholder Matters

     The Company's common stock had been listed on the Nasdaq SmallCap Market until August 2001, when it was delisted for failure to meet the continued listing requirements. Therefore the Company's common stock now trades in the over-the-counter market on the OTC Bulletin Board or through the "pink sheets." The Company's shareholders may find it more difficult to obtain a price quotation for or sell the Company's common stock. The delisting of the Company's common stock from the Nasdaq SmallCap Market therefore may have an adverse impact on the market price and liquidity of the Company's common stock.

     The following table sets forth the range of high and low sales prices on the National Market for the Common Stock during the two previous years. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

  2000                                                High              Low
  ----                                             --------         ---------
1st Quarter                                        $ 77.625         $  31.500
2nd Quarter                                          36.000            10.125
3rd Quarter                                          13.779             5.625
4th Quarter                                          11.250             1.692


  2001                                               High              Low
  ----                                             --------         --------
1st Quarter                                        $ 9.000          $  1.690
2nd Quarter                                          3.510             1.000
3rd Quarter                                          3.450              .600
4th Quarter                                          1.280              .600



     As of December 31, 2001, the Company had approximately 140 shareholders of record, and the Company believes there are more than approximately 2,700 beneficial shareholders. The Company declared no dividends in respect of its Common Stock in 2001 and 2000. The Company intends to retain any earnings for use in the business for the foreseeable future.


Item 6.  Management's Discussion and Analysis or Plan of Operation

Overview

     The Company has focused its resources, including product development, marketing and sales efforts, on the needs and requirements of small and medium size discrete manufacturing companies with annual revenues between $5 million and $250 million in this market. The Company's revenues currently consist primarily of software license fees and fees for services, primarily relating to the Company's applications, including consulting, education and maintenance and support. Service fees remain the Company's largest single revenue source, although the Company's strategy is to seek to increase revenue generated from licensing its ERP Plus and web-enabled eSeries application products.

     The Company was organized in April 1992, and through calendar year 1994 a substantial part of the Company's revenue was derived from technology resales and consulting and education services. The Company began selling its own license product in the fourth quarter of 1993. Since then, the Company has brought several additional applications to the market.

     On March 31, 1999, the Company sold its general consulting and general education business (consulting and education services other than its application-related services) to a related party. Consideration totaled approximately $10 million and consisted of a combination of cash, PowerCerv common stock and notes. The gain associated with the note receivable that matures in 2004 and has an interest rate of 4.56% was deferred at the time of sale. In 2000, the Company recognized this gain of $827,500. Management believes that based upon events occurring in 2000 (the buyer's merger with another business and establishment of a stronger management team) the collectibility of the note is reasonably assured. During 2001, all scheduled payments were received under this note, including interest of $34,529.

     License fees represent revenue from licensing the Company's Integrated Enterprise Response Solutions application products and royalties earned on the Company's Integrated Enterprise Response Solutions application products and related intellectual properties. Service fees represent revenue from implementing the Company's Integrated Enterprise Response Solutions application products, consulting services, education services and maintenance and support services.

     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

     In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

     During the 2001, the Company issued 1,022,222 shares of convertible Preferred Stock. The Preferred Stock is convertible to Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock being converted. The Preferred Stock carries no dividend or coupons and will be redeemable at the option of the Company after five years. In consideration for the Preferred Stock, the Company received cash of $600,000, notes receivable of $200,000 ($100,000 from a director of the Company) and 222,222 shares of its Common Stock valued at $222,222. The Company incurred financing costs of approximately $38,000. The 222,222 shares of Common Stock were formerly owned by a past director and were sold to a current director under the condition that they could be exchanged for preferred stock on a one for one basis. Subsequent to December 31, 2001, the Company received payment on one of the notes at a discounted rate of $85,000. The remaining note receivable is included as a reduction of shareholders equity at year-end.

     The Company's primary focus in 2001 and 2000 was to expand its eSeries product offerings and increase its current customers' level of satisfaction with the ERP Plus software. The Company's main objective was to enhance its Enterprise Application Software Solutions to better enable users to leverage the power of the Internet for business operations in the new e-economy. Early in 2000, the Company identified a decrease in demand for traditional ERP systems. As a result, the Company initiated actions to reduce its work force and undertook additional cost cutting measures in line with its objective to minimize losses and ultimately seek to return to profitability. In line with this objective, the Company announced and completed further workforce reductions in 2001. However, there can be no assurance the Company will return to profitability as a result of these actions, nor that further restructuring actions will not be needed in 2002.

     The discussion in this report contains forward-looking statements that involve risks and uncertainties. The Company's future actual results may differ materially from the results discussed herein, including those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those risks discussed in this section under "Forward Looking Statements and Associated Considerations".

Plan of Operation

     The Company incurred net losses of $4,140,468 and $8,407,577 in 2001 and 2000, respectively, and while management has taken steps that it believes will improve net losses in 2002, the Company expects to incur a net loss from operations during 2002. Management has taken steps that it believes will improve the overall operations and financial condition. These steps include restructuring initiatives that commenced in 2000, continuing in 2001, as well as strategies and actions initiated or planned for 2002. The Company was able to reduce certain expenses in 2001 through negotiations with some of its vendors and will continue these efforts in 2002. The Company is in the process of negotiating a lease period extension for its corporate headquarters. The lease expires on August 31, 2002 and includes a three-year renewal option. The Company implemented flexible work arrangements with certain employees that transformed otherwise fixed costs into variable costs. Management reduced overall wages through workforce reductions in 2001. During 2002, the Company further reduced its workforce and implemented a uniform salary reduction. Management believes that its current employee capacity is adequate to reach targeted services revenue targets. The Company will use its best efforts to seek accelerated cash conversion of notes receivable and accounts receivable to improve its working capital and available cash and will further seek to settle commitments with non-cash resources. Management will use its best efforts to eliminate costs that have been evaluated as non-critical to the success of the Company's core strategies. The Company will use its best efforts to continue to pursue revenue sources involving the licensing of certain proprietary technology for resale by third parties and will utilize the proceeds from such transactions to fund the operations of the Company. During 2002, the Company obtained a commitment from a bank to provide a $100,000 line of credit, secured by certain assets of the Company and guaranteed by an officer and board member of the Company. The line of credit is available to finance working capital needs through 2002; however, loans will be reviewed by the bank six months from issuance. The Company will also seek third party financing alternatives in amounts sufficient to meet its working capital needs.

     While management believes the aforementioned steps and planned actions will provide adequate working capital to the company for at least twelve months, there can be no assurance that these plans will be successfully implemented or that other events or conditions will not arise that may adversely affect the financial position and/or results of operations of the Company.

Results of Operations

     The following table sets forth, for the periods indicated, certain financial data regarding the Company's revenues derived from license fees and service fees:

Revenue:                                 For the years ended December 31,
                                     -----------------------------------------
                                                 ($ in thousands)
                                         2001         Change         2000
--------------------------------     -----------  ------------- -------------
License fees                            $1,232        (65%)         $3,523
Percentage of total revenue                20%                         28%
--------------------------------
                                     ------------- ------------- -------------
Service fees                            $4,875        (47%)         $9,147
Percentage of total revenue                80%                         72%
--------------------------------     ------------- ------------- -------------


     License Fees. The Company's license fees are derived from licensing the Company's application products. In addition, any royalty fees earned are included in license fees. The Company establishes its licensing fees using a tiered pricing approach based on the number of concurrent servers and users. Source code licenses are available at an additional cost.

     License fees decreased 65% from 2000 to 2001. The decrease was due to fewer license deals in the current year partly due to a significant slowdown in the economy and delayed recovery. Due to these conditions, the Company initiated restructuring measures that included work force reduction plans and office closings beginning in the second quarter of 2000 and continued these plans in 2001, completing restructurings in January, April, and December 2001. There can be no assurance that the Company's marketing efforts will increase the Company's license revenues in accordance with management's expectations, if at all.

     Service Fees. The Company's service fees consist of revenue from consulting, education and support and maintenance services for the Company's application software licenses. Consulting services are primarily provided on a time and materials basis, education services are generally priced on a per-student basis and annual support and maintenance are based on a percentage of related license fees.

     Service fees decreased 47% from 2000 to 2001. Management believes that the decrease in service revenue resulted from fewer new license deals closed in previous quarters of 2000 and 2001. Generally, the Company believes that as revenue from licensing its application products increases, the demand for application consulting services (and related revenue) over subsequent quarters may also increase; however, there can be no assurance that license revenue will increase or that if it does increase, revenue from service fees will increase correspondingly.

Costs and expenses

     The following table sets forth, for the periods indicated, certain financial data regarding the Company's costs associated with its license fees and services:


Cost of revenue:                           For the years ended December 31,
                                      ------------------------------------------
                                                   ($ in thousands)
                                            2001        Change          2000
----------------------------------    ------------- ------------- -------------
Cost of licenses                         $ 266            (69%)        $ 846
Gross profit percentage                    78%                           76%
----------------------------------
                                       ------------- ------------- -------------
Cost of services                        $3,466            (48%)       $6,701
Gross profit percentage                    29%                            27%
----------------------------------     ------------- ------------- -------------


     Cost of Licenses. The cost of licenses consists primarily of production costs, royalties associated with certain modules of the Company's application products and the amortization of intangible assets. The cost of license decreased 69% from 2000 to 2001 resulting from lower license revenue in the current year and fewer third party fees on licenses sold offset by higher amortization expense.

     Cost of Services. The cost of services consists primarily of compensation and travel costs associated with providing consulting, product support and maintenance, technical services and education. The cost of services decreased 48% from 2000 to 2001 primarily due to a lower compensation expense and operating costs for the periods. The Company completed work force reductions in 2001. Management believes that these reductions have resulted in lower expenses and increased utilization of remaining service personnel; however, there can be no assurance that the Company will return to profitability as a result of these actions.

     The following table sets forth, for the periods indicated, certain financial data regarding the Company's operating expenses:

Operating expenses                           For the years ended December 31,
                                           -------------------------------------
                                                     ($ in thousands)
                                              2001        Change        2000
---------------------------------------    ------------ ------------ -----------
General and administrative                   $2,580        (38%)       $4,187
Percentage of total revenue                     42%                       33%
---------------------------------------    ------------ ------------ -----------
Sales and marketing                          $1,712        (66%)       $5,010
Percentage of total revenue                     28%                       40%
---------------------------------------
                                           ------------ ------------ -----------
Research and development                     $1,963        (52%)       $4,096
Percentage of license fees revenue             159%                      116%
---------------------------------------    ------------ ------------ -----------

     General and Administrative ("G&A"). G&A expenses include general compensation, communications, accounting, human resources, legal and related facilities expenses. The decrease in G&A expenses from 2000 to 2001 primarily resulted from lower compensation, bad debt and other operating costs. G&A costs as a percentage of total revenue increased from 33% in 2000 to 42% in 2001 due to significantly lower license and services revenue for the current year and the fixed nature of certain costs.

     Sales and Marketing. Sales and marketing expenses primarily consist of compensation paid to sales and marketing personnel; costs of marketing, including direct mail and telemarketing activities; costs of public relations, including trade shows and conferences; and related communications costs. Sales and marketing expense decreased 66% from 2000 to 2001 primarily as a result of lower compensation in the current periods. The Company's January 2001 work force reduction resulted in the elimination of approximately four sales and marketing positions. A minor work force reduction was also implemented in the second quarter of 2001 resulting in the elimination of three additional sales and marketing positions. The December 2001 restructuring resulted in the elimination of five sales and marketing positions. Further, certain non-critical costs were discontinued or deferred until revenue increases to adequate levels. The Company believes that these reductions have resulted in lower expenses and increased utilization of remaining sales and marketing personnel; however, there can be no assurance that the Company will return to profitability or that there will not be any further negative impact as a result of these actions. Sales and marketing expense as a percentage of total revenue decreased due to substantial cost cutting measures implemented by the Company in 2000 and 2001.

     Research and Development ("R&D"). R&D costs consist primarily of compensation and related facilities, software and equipment costs associated with developing, maintaining and enhancing the Company's products. Historically, the Company has not capitalized any internal R&D costs as the costs incurred during the period between the point in time that technological feasibility is established and that a product is released to the market have been insignificant. R&D costs decreased 52% from 2000 to 2001 primarily due to decreased personnel costs. The Company's January 2001 work force reduction resulted in the elimination of approximately 17 R&D positions. The Company expects to realize gross annual savings of approximately $1.3 million as a result of these terminations. A minor work force reduction was also implemented in the second quarter of 2001 resulting in the elimination of two additional R & D positions. The Company believes that these reductions have resulted in lower expenses and increased utilization of remaining R&D personnel; however, there can be no assurance that the Company will return to profitability or that there will not be any further negative impact as a result of these actions. The increase in R&D costs as a percentage of license fees increased from 116% in 2000 to 159% in 2001 due to significantly lower license fee revenue for 2000 and 2001.

    Work Force Reduction and Other Charges

     During the second quarter of 2000, the Company initiated actions to reduce its work force and undertook additional cost cutting measures. The Company recorded a restructuring charge related to a work force reduction and other expenses totaling $711,000 in the second quarter of 2000. Additional restructuring charges of $162,000 were recorded in the third quarter of 2000 for a total restructuring charge of $873,000 in 2000. The total restructuring charge includes severance and related costs of $649,000 (4 senior-level staff and 35 non senior-level employees primarily in sales, services and research and development) and costs of $224,000 related to office closings. As of December 31, 2001, approximately $169,000 remains in accrued liabilities for payments to be made over the next 15 months. As part of the restructuring plan, the Company's Chairman assumed the role of Chief Executive Officer, and the previous Chief Executive Officer is no longer with the Company. Office closings were completed during the third quarter of 2000, and severance payments will be paid through July 2002.

     During the first quarter of 2001, the Company announced and completed a work force reduction in line with its objective to streamline operations and improve financial condition. The Company recorded a restructuring charge of $169,000 related to severance costs for approximately 30 employees (1 senior-level staff and 29 non senior-level employees primarily in research and development and services). As of December 31, 2001, approximately $33,000 remains in accrued liabilities for severance payments in connection with the restructuring.

     During the second quarter of 2001, the Company implemented a minor workforce reduction resulting in the elimination of approximately nine positions throughout the Company. The Company recorded a restructuring charge of $24,000 related to severance costs associated with the terminations. As of December 31, 2001, these costs have been substantially paid.

     During the fourth quarter of 2001, the Company implemented a further workforce reduction resulting in the elimination of approximately 19 positions primarily in the services, sales and marketing and G&A departments. The Company recorded a restructuring charge of $133,000 primarily related to severance costs associated with the terminations. As of December 31, 2001, approximately $133,000 remains in accrued liabilities for payments related to this restructuring.

     These restructuring are in line with the Company's objective to return to profitability. The Company believes that its break-even point has been substantially reduced. However, there can be no assurance the Company will return to profitability as a result of these actions.

    Income Tax Expense (Benefit)

     During the first quarter of 2000, the Company recorded a charge related to estimated federal and state income tax and interest totaling $359,000 resulting from an Internal Revenue Service examination of the Company's 1996 and 1995 federal income tax returns. The amounts allocated to tax expense and interest expense were $209,000 and $150,000, respectively. The Internal Revenue Service has rendered an unfavorable assessment resulting in the estimated exposure amount. The Company will continue to appeal this assessment.

     The Company also recorded $46,000 of income tax expense related to state and federal income taxes and increased its deferred income tax asset valuation allowance for the year ended December 31, 2000, to offset the tax benefit applicable to the loss incurred during the period. The decision to fully reserve the deferred income tax asset was primarily the result of the Company's continued losses from operations.

     As of December 31, 2001, the Company has a deferred tax asset of $13.9 million, which has been fully reserved. The decision to fully reserve the deferred income tax asset was based on the uncertainty as to the ultimate realization of the asset due to the Company's continued losses from operations. Any realization of the Company's net deferred tax asset will reduce the Company's effective tax rate in future periods.

    Liquidity and Capital Resources

     At December 31, 2001 and 2000, the Company had available cash and cash equivalents of $0.6 million and $2.1 million, respectively, and working capital (deficit) of $(0.7) million and $1.6 million, respectively.

     Net cash used in operating activities for the years ended December 31, 2001 and 2000 was $(2.0) million and $(5.2) million, respectively. The cash used in 2001 and 2000 was principally the result of the operating losses in those years.

     Net cash (used in) provided by investing activities for the years ended December 31, 2001 and 2000 totaled $(0.02) million and $0.2 million, respectively. In 2000, the net cash provided included $0.5 million received as a result of the Company exercising a put option related to a $1.5 million investment made in 1996 partially offset by $0.3 million used for the purchase of an intangible asset. In 2001, the net cash used was $0.02 for purchases of communication and computer equipment.

     Net cash provided by financing activities for the years ended December 31, 2001 and 2000 totaled $0.6 million and $0.9 million, respectively. The amounts generated in 2001 relate to a private equity offering of preferred stock. For 2000, these amounts generally relate to the exercise of options and warrants to purchase common stock.

     In June of 2000, PowerCerv recognized that revenue for the Company was not going to rapidly return to the levels achieved in the third and fourth quarters of 1999. The decision was made to downsize the Company in an effort to minimize future losses, allow for sufficient time to implement its strategic plan and ultimately seek to return to profitability. In 2001, the Company took further restructuring actions involving additional workforce reductions and office closures; however, there can be no assurance that the Company will return to profitability as a result of these actions or that further actions will not be necessary in 2002.

     If the Company's existing cash reserves and restructuring decisions prove insufficient to fund its future cash requirements and the Company is not able to obtain other sources of funds, the Company's ability to pursue its business strategy during the year 2002 could be materially adversely affected. However, as a result of the Company's 2000 and 2001 restructuring decisions, the amount of cash used in operations decreased substantially from 2000 to 2001. During 2002, the Company obtained a commitment from a bank to provide a $100,000 line of credit, secured by certain assets of the Company and guaranteed by an officer and a director of the Company. The Company is currently in negotiations with a third party to raise capital from a strategic operating agreements, which may also involve the sale of equity securities, but no definitive agreement has been reached. As more fully discussed in "Plan of Operations" above and Note 3 to the consolidated financial statements and the going concern uncertainty explanatory paragraph in the related Report of Independent Certified Public Accountants included elsewhere in this Form 10-KSB, the Company has implemented, or is in the process of initiating, further cost cutting measures and other actions that management currently believes will provide adequate working capital for at least twelve months. If the Company is not successful in achieving targeted license and service revenues, the Company may be required to take further actions to align its operating expenses with its revenues, such as further reductions in work force or other cost cutting measures. Additionally, the Company will be required to further re-examine its current business plans. Accordingly, there can be no assurance that the Company will be able to raise additional capital or that the other proposed actions will provide such adequate working capital.

     To date, inflation has not had a material effect on the Company's financial results. There can be no assurance, however, that inflation may not adversely affect the Company's financial results in the future.

Forward-Looking Statements and Associated Considerations

     This Annual Report on Form 10-KSB and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. In addition, the Company may, from time to time, make oral forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Such statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the industry in which the Company operates; (iii) the Company's business and growth strategies; and (iv) other matters. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements. Factors to consider in evaluating any forward-looking statements and the other information contained herein include the following:

     Fluctuations in Quarterly Activities and Results of Operations. The Company has experienced significant fluctuations in its revenues and operating results from quarter to quarter and anticipates that it will continue to experience such quarterly fluctuations. Factors that may contribute to such fluctuations include, among others, the demand for and market acceptance of the Company's products and services, the size and timing of the Company's sales, the level of product and price competition encountered, the length of the sales cycle, the timing of the Company's and its competitors' product releases and enhancements, reduction in demand for existing products and shortening of product life cycles, customer order deferrals in anticipation of new products, changes in the Company's and its competitors' pricing policies, variations in the length of the product implementation cycle, software defects and other product quality problems, the mix of products and services sold, changes in the Company's sales and marketing organizations and the sales and marketing incentives, the mix of direct versus indirect sales, reassignment of consultants from providing billable services to research and development positions, changes in the Company's operating expenses, personnel changes, changes in the renewal rate of the Company's maintenance agreements, seasonal factors that generally influence purchasing decisions of application software products, conditions or events in our target market, budgeting cycle of the Company's customers, and general economic conditions. Any one or more of these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. The potential occurrence of any one or more of these factors makes the prediction of revenue and results of operations on a quarterly basis difficult.

     License revenues for the Company's application products generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders for these products, therefore, could have a more significant impact on the revenues and quarterly results of the Company than on those of companies with higher sales volumes and lower revenues per order. The Company's software products generally are shipped as orders are received (generally no significant order backlog exists), and revenues are recognized as software products are shipped if collection is probable and the remaining Company obligations are insignificant. As a result, software license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The timing of license revenues derived from sales of the Company's application products is difficult to predict because of the length of the sales cycle for these products. In addition, the Company's license revenues occur predominantly in the third month of each quarter and tend to be concentrated in the last weeks or days of a quarter. Accordingly, the Company's quarterly results of operations are difficult to predict and delays in product delivery or in closings of license sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income, to fall substantially short of anticipated levels. Since the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of application license transactions could cause significant variations in the Company's operating results from quarter to quarter and could result in losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially adversely affected. In addition, the achievement of anticipated revenues is substantially dependent on the ability of the Company to attract, on a timely basis, and retain skilled personnel, especially sales and service personnel. As a result of these factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

     Competition. The market for enterprise software and e-commerce application products and services is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products and services,  which are  targeted at mid-size  U.S.  companies.  In  addition,  the
Company's market has no proprietary barriers to entry, which would limit competitors from developing similar products or selling competing products. Many of the Company's existing competitors, as well as a number of potential competitors, have longer operating history, more established marketing and sales organizations, greater name recognition, larger R&D and technical organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance.

     Economic and Market Condition Risks. Various segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdown and layoffs. In addition, there is increasing uncertainty in the ERP market attributed to many factors, including global economic conditions and strong competitive forces. Our future license fee revenue and results of operations may experience substantial fluctuations from period to period as a consequence of these factors and such conditions may affect the timing of orders from major customers and other factors affecting capital spending. Although we have a diverse client base, we have targeted a number of vertical markets. As a result, any economic downturns in general or in our targeted vertical markets would have a material adverse effect on our business, operating results and financial condition.

     Lengthy Sales Cycle. Customers in our target market make a significant capital investment in purchasing our ERP application solution. Potential customers spend significant time and resources on determining which software to purchase. This requires us to spend substantial time, effort and money educating and convincing prospective customers to purchase our software over our competitors. Selling our ERP application solution requires an extensive sales effort because the decision to license software generally involves evaluation by a significant number of customer personnel in various functional and geographic areas. The Company also has no control over which company a customer favors or if the customer chooses to delay or forego a purchase. Due to all of these factors, the sales cycle generally ranges from a minimum of three (3) months up to twelve (12) months. Since the sales cycle is unpredictable, the Company cannot precisely forecast the timing or amount of specific license sales.
Furthermore, license sales may vary from quarter to quarter. Any delays associated with closing large license transactions could have a material adverse effect on the Company's business, operating results and financial condition.

     Ability to Manage Change. Beginning in 1997 and through 2001, the Company initiated restructuring and reorganization efforts resulting in a reduction in the number of employees. The number of Company employees, for example, has fluctuated from 372 as of December 31, 1997, to 281 as of December 31, 1998, to 193 as of December 31, 1999, to 102 as of December 31, 2000, and to 38 as of December 31, 2001. The Company's rapid changes have resulted in, and are expected to continue to create, new and increased responsibilities for management personnel, as well as additional demands on the Company's operating and financial systems, including addressing and reducing employee turnover. The Company's business and future growth will depend on the efforts of key management personnel and the Company's ability to retain qualified management personnel. The Company's business plan will also require it to recruit additional qualified technical personnel, to enhance its managerial systems for its operations, and to successfully integrate new employees and systems into its existing operations. If the Company is unable to manage change effectively, the Company's business, financial condition and results of operations could be materially adversely effected.

     The Company began operations primarily as a VAR of client/server software development tools developed by third parties and as a provider of related consulting services. For each quarter since that time, including the quarter ended December 31, 2001, revenue from services has accounted for at least a majority of the Company's revenue. The Company's strategy is to seek to increase its revenue from the sale of the Company's open, modifiable Integrated Enterprise Response Software Solutions and its innovative e-Commerce application software products as a percentage of total revenue. However, selling, distributing and supporting computer software may demand different sales, technological and management skills than providing software consulting services. To be successful, the Company and its management will be required to adapt to the changing nature of the Company's business. Any failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

     In 1997, the Company incurred an $18.1 million net loss on license revenues of $6.4 million. In late 1997 and early 1998, the Company underwent a reduction in work force of approximately 50 persons resulting in work force reduction and other charges of $1.0 million. In 1998, the Company hired a new President/COO with extensive application software company management experience, and implemented a strategy to focus its operations on the sale of its ERP Plus application products to mid-size U.S. discrete manufacturing companies. Also during 1998, the Company recorded profits in its third and fourth quarters, and reduced its loss to $1.8 million for the year. In 1999, the Company took further measures to focus its business on the development, marketing, sale, implementation and training of its ERP Plus application products. On March 31, 1999, the Company sold the net assets of its general consulting/general education business to a related party to further increase the Company's focus on selling ERP application software solutions to its target market. In 2000, the Company experienced a decline in total revenue primarily due to adverse market conditions and a decline in customer demand for traditional ERP systems resulting in substantial operating losses for the Company. Beginning in June 2000, the Company initiated actions to reduce its work force and undertook additional cost cutting measures in line with its objective to return to profitability. The Company recorded a restructuring charge related to a work force reduction of 4 senior-level staff and 35 non senior-level employees and other expenses totaling $873. As part of the restructuring plan, the Company's Chairman has assumed the role of Chief Executive Officer, and the previous Chief Executive Officer is no longer with the Company. In 2001, the Company took further actions to reduce its work force and decrease operating costs. The Company recorded a restructuring charge of $326. The restructuring is part of the Company's strategic plan to reevaluate the Company's direction, product positioning, marketing segments and distribution strategies. Management believes that it has properly resized the Company to minimize future losses, allow for sufficient time to implement its strategic plan and ultimately seek to return to profitability. However, there can be no assurance that the Company will achieve its objectives in connection with its focused operating strategy or that further restructuring measures will not be taken in the future.

     The Company has pursued, and will continue to pursue, growth opportunities through internal development and, if appropriate opportunities arise, acquisition of complementary enterprises and products. The Company competes for acquisition and expansion opportunities with many entities that have substantially greater resources. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations or expand into new markets. Once integrated, acquisitions may not achieve levels of revenue, profitability or productivity comparable to the existing business of the Company or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

     Liquidity. On December 31, 2001, the Company's cash and cash equivalents were $0.6 million. If the Company's existing cash reserves and restructuring decision prove insufficient to fund its future cash requirements and the Company is not able to obtain other sources of funds, the Company's ability to pursue its business strategy during the year 2002 could be materially adversely affected. Further, there can be no assurances that such funds would be available to the Company, or if available would be on terms satisfactory to the Company.

     Availability of Consulting Personnel. The Company's application products generally require that some level of post-sale technical consulting and implementation services and related education and training be provided to the end-user customer. The Company's future success will depend on its ability to recruit, hire, train, retain and provide enough application and technical consultants or, alternatively, to continue to develop and expand relationships with third party organizations willing and able to provide these services. There can be no assurance that the Company will be able to achieve these objectives and, if it is unable to do so, this could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Product Development and Associated Risks. The ERP and e-Commerce application software market is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to enhance its current products, and to develop and introduce new products on a timely basis that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue. In the past, the Company has experienced unexpected delays in the introduction of certain of its products, which has had an adverse impact on the Company's revenue. Also, new products, when first released by the Company, may contain undetected difficulties or defects that, despite testing by the Company, are discovered only after they have been installed and used by customers. There is no assurance that such difficulties will not be discovered in the future, causing significant customer relations issues, delays in product introduction and shipments, or requiring design modifications that could adversely effect the Company's competitive position, business, financial condition and results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance, in which case the Company's business, financial condition and results of operations could be adversely effected. See "Business - Product Development."

     Dependence on New Products. The Company's future success will depend heavily on sales of the Company's products including its ERP Plus applications products with e-Commerce capabilities, and the failure of these products to find market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Also, new products, when first released by the Company, may contain undetected difficulties or defects that, despite testing by the Company, are discovered only after they have been installed and used by customers. In response, the Company's support staff provides software fixes and maintenance releases designed to correct or work around these difficulties or defects, most of which are uncovered in the months immediately following commercial release of a new product. There can be no assurance that such difficulties will not be discovered in the future, causing significant customer relations issues, delays in product introduction and shipments, or requiring design modifications that could adversely effect the Company's competitive position, business, financial condition and results of operations. See "Business - Products and Services."

     Dependence on PowerBuilder(R) and Others. The Company currently derives substantially all its revenue from (i) sales of its application products written using PowerBuilder software and various relational database management software products available from Microsoft and Sybase and (ii) consulting, education and maintenance services related to all of these products. As a result, any factor adversely effecting demand for or use of PowerBuilder or adversely effecting the Company's relationship with Sybase or Microsoft could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, any changes in or new versions of PowerBuilder or business decisions by Sybase related to the long-term product status of PowerBuilder that require changes to the Company's products could materially adversely effect the Company's business, financial condition and results of operations if the Company were not able to successfully develop or implement such changes in a timely fashion. The Company's future financial performance will also depend in part on the successful development and introduction of new and enhanced versions of PowerBuilder and other products, and customer acceptance of such new and enhanced products. See "Business - Products and Services."

     Dependence on Proprietary Technology; Risks of Third-Party Claims for Infringement. The Company regards its products as proprietary trade secrets and confidential information. The Company relies on a combination of copyright, trademark and trade secrets laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its products. There can be no assurance, however, that in spite of these precautions, an unauthorized third party will not use, copy or reverse engineer portions of the Company's products. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the methods used by the Company to protect its products will be adequate or that the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products.

     The Company believes that it has all of the necessary rights to market its software products and development tool products although there can be no assurance that third parties will not assert infringement claims against the Company in the future. The Company expects that, as the number of products increase and the functionality of these products further overlaps, although there have been no infringement claims, the likelihood of third parties asserting infringement claims against the Company may increase. Any claim, whether or not it has merit, could result in costly litigation, divert management attention, and require the Company to enter into royalty or other license arrangements. Such royalty or other license arrangements, if required, may not be available on terms acceptable to the Company or at all.

     There has been substantial litigation in the software industry involving intellectual property rights. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted and, if asserted, would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company acquires or licenses a portion of the software included in its products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software. Although the Company has obtained and intends to continue to obtain representations as to the origins and ownership of such acquired or licensed software and obtain indemnification to cover any breach of any such representations, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets, copyrights and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any one of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business - Intellectual Property and Other Proprietary Technology."

     Expansion of Indirect Channels; Potential for Channel Conflict. The Company markets its application products and services directly through both a direct sales force and telesales, and indirectly through marketing channels such as VARs, OEMs, channel partners and distributors. VARs, OEMs, channel partners and distributors accounted for a growing percentage of license revenue in 1998, 1999, 2000 and 2001 and the Company continues to dedicate resources and time to developing and expanding indirect marketing channels. There can be no assurance that the Company will be able to attract and retain a sufficient number of qualified VARs, OEMs, teaming partners and distributors to market successfully the Company's applications. The failure to retain its VARs, OEMs, channel partners and distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

     Relationships with VARs, OEMs, teaming partners and distributors are usually established through formal reseller agreements. In many cases, these agreements may be terminated by either party at any time without cause. Therefore, there can be no assurance that any VAR, OEM, teaming partner or distributor will continue to represent the Company's products, and the inability to retain certain VARs, OEMs, teaming partners or distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

     Selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through VARs, OEMs, teaming partners and distributors may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although the Company has attempted to manage its distribution channels in a manner to avoid potential conflicts, there can be no assurance that channel conflicts will not materially adversely effect its relationships with existing VARs, OEMs, teaming partners or distributors or adversely effect its ability to attract new VARs, OEMs, teaming partners and distributors. See "Business - Marketing, Sales and Distribution."

     Voting Control by Management. The executive officers and directors of the Company beneficially own approximately 42% of the outstanding Common Stock as of March 1, 2002. As a result, while there is no agreement or understanding among these persons with respect to the voting of their Common Stock if they vote together, they may be able to control the outcome of matters requiring a shareholder vote, including the election of directors, adopting or amending provisions of the Company's Articles of Incorporation and Bylaws, and approving mergers or other similar transactions, such as sales of substantially all the Company's assets. To the extent there is control, such control by the officers and directors may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices. In addition, the possibility of such persons exercising such control may limit the price that certain investors may be willing to pay in the future for shares of the Company's Common Stock. Moreover, the Company is not prohibited from engaging in transactions with its management and principal shareholders, or with entities in which such persons have an interest. The Company's Articles of Incorporation do not provide for cumulative voting in the election of directors.

     Dependence on Key Personnel. The Company's success depends to a significant extent upon a number of key management and technical personnel, including its President and Chief Executive Officer, Marc J. Fratello, and its Senior Vice President of Operations, Heyward Galloway, who is responsible for R&D, marketing, and the professional services organization. The loss of one or both of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to the Company's business and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Volatility of Stock Price. The Company's stock price has fluctuated substantially since its March 1, 1996, initial public offering. The market price of the Common Stock is subject to significant fluctuations in response to quarterly and annual operating results of the Company, the gain or loss of significant customer orders, announcements of technological improvements or new products by the Company or its competitors, changes in financial estimates by securities analysts, changes in general conditions in the economy, the financial markets or the computer software industry, or other developments affecting the Company, its customers or its competitors, some of which may be unrelated to the Company's performance and beyond the Company's control. The stock of many technology companies has experienced extreme price and volume fluctuations unrelated to the operating performance of those companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of the Company's Common Stock.


Item 7.  Financial Statements

     The Company's Consolidated Financial Statements and Notes thereto and the report of Grant Thornton LLP, the Company's independent certified public accountants, are set forth on the pages indicated in Item 13.


Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     There were no disagreements with respect to the Company's independent accountants during 2001.

                                    PART III

     Certain information required by Part III is omitted from this Report on Form 10-KSB since the Company intends to file a definitive Proxy Statement for its Annual Meeting of Shareholders not later than 120 days after the end of the year covered by this Report. Certain information to be included in the Proxy Statement is incorporated herein by reference. If the Proxy Statement is not filed by the date indicated above, then this Form 10-KSB will be amended to include the information required by Part III.


Item 9. Directors, Executive Officers, Promoters and Control Persons, Compliance with Section 16(a) of the Exchange Act

     The information required by this Item is incorporated by reference from the section entitled "Directors and Executive Officers" in the Proxy Statement.


Item 10.  Executive Compensation

         The information required by this Item is incorporated by reference from the section entitled "Executive Compensation" in the Proxy Statement.


Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

     The information required by this Item is incorporated by reference from the section entitled "Stock Ownership of Certain Beneficial Owners and Management" in the Proxy Statement.


Item 12.  Certain Relationships and Related Transactions

     The information required by this Item is incorporated by reference from the section entitled "Certain Transactions" in the Proxy Statement.


Item 13.  Exhibits and Reports on Form 8-K

  (a) The following documents are filed as part of this Report:

    1.  Financial Statements                                       PAGE
    Report of Independent Certified Public Accountants - Grant Thornton LLP......................................................26
    Consolidated Balance Sheets as of December 31, 2001 and 2000.................................................................27
    Consolidated Statements of Operations for each of the years in the two-year period ended December 31, 2001 ..................28
    Consolidated Statements of Shareholders' Equity for each of the years in the two-year period ended December 31, 2001.........29
    Consolidated Statements of Cash Flows for each of the years in the two-year period ended December 31, 2001...................30
    Notes to Consolidated Financial Statements...................................................................................31

     2.   Exhibits--See Index to Exhibits included elsewhere in this document.

  (b) Reports on Form 8-K

      None.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
PowerCerv Corporation

     We have audited the accompanying consolidated balance sheets of PowerCerv Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerCerv Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company incurred a net loss during the year ended December 31, 2001, and, as of that date, the Company's current liabilities exceeded its current assets. These factors, among others, as discussed in Note 3 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ Grant Thornton LLP

Tampa, Florida
January 23, 2002, except for note 3
as to which the date is
April 11, 2002

                              POWERCERV CORPORATION

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

                                                                                                    2001          2000
                                                                Assets                            ---------     ---------
Current assets:
     Cash and cash equivalents                                                                    $ 635,007    $ 2,135,636
     Accounts receivable, net of allowance of $1,880,000 in 2001 and $1,831,000 in 2000             934,272      2,537,754
     Inventories                                                                                     47,965         48,315
     Other current assets                                                                           451,140        620,357
                  Total current assets                                                            2,068,384      5,342,062

Property and equipment, net                                                                          75,772        511,317
Software and intangible assets, net                                                                 374,521        564,649
Notes receivable, net of allowance of  $294,000 in 2001 and $192,500 in 2000                        383,151        887,987
Deposits and other                                                                                   17,843         27,828

                  Total assets                                                                 $  2,919,671    $ 7,333,843



                                                 Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                                                          $    580,566   $    507,721
     Accrued expenses                                                                             1,371,094      1,719,580
     Deferred revenue                                                                               845,085      1,489,935

                  Total current liabilities                                                       2,796,745      3,717,236


Commitments and contingencies                                                                             -              -

Shareholders' equity:
     Preferred stock, $.001 par value, 5,000,000 shares authorized; 1,022,000 and 0
         shares issued and outstanding at December 31, 2001 and 2000, respectively                    1,022              -
     Common stock, $.001 par value, 5,000,000 shares authorized; 1,313,000 and 1,535,000 shares
         issued and outstanding at December 31, 2001 and 2000, respectively.                          1,313          1,535
     Additional paid-in capital                                                                  51,704,944     50,958,957
     Stock subscription receivable                                                                 (100,000)             -
     Accumulated deficit                                                                        (51,484,353)   (47,343,885)

                  Total shareholders' equity                                                        122,926      3,616,607

                  Total liabilities and shareholders' equity                                   $  2,919,671  $   7,333,843



     The accompanying notes are an integral part of these consolidated financial statements.


                              POWERCERV CORPORATION

                      Consolidated Statements of Operations

                     Years ended December 31, 2001 and 2000

                                                                                 2001             2000
Revenue:
     License fees                                                          $   1,231,468      $  3,523,451
     Service fees                                                              4,875,294         9,147,045

                  Total revenue                                                6,106,762        12,670,496

Costs and expenses:
     Cost of licenses                                                            266,454           845,760
     Cost of services                                                          3,465,959         6,701,047
     General and administrative                                                2,580,296         4,187,760
     Sales and marketing                                                       1,711,422         5,010,882
     Research and development                                                  1,962,968         4,096,492
     Work force reduction and other                                              326,195           872,860

                  Total costs and expenses                                    10,313,294        21,714,801

                  Operating loss                                              (4,206,532)       (9,044,305)

Other income (expense):
     Interest expense                                                                  -            (8,907)
     Interest income                                                              76,405            246,768
     Miscellaneous expense                                                             -           (173,598)

     Total other income                                                           76,405             64,263


Gain on sale of business                                                               -            827,500

                                                                                       -            827,500

                  Loss before income taxes                                    (4,130,127)        (8,152,542)

Income tax expense                                                                10,341            255,035

                  Net loss                                                  $ (4,140,468)      $ (8,407,577)

Net loss per share:
                  Basic                                                     $      (2.80)      $      (5.50)
                  Diluted                                                   $      (2.80)      $      (5.50)

Shares used in computing net loss per share:
                  Basic                                                        1,481,000          1,530,000
                  Diluted                                                      1,481,000          1,530,000



     The accompanying notes are an integral part of these consolidated financial statements.




                                                         POWERCERV CORPORATION

                                            Consolidated Statement of Shareholders' Equity

                                                Years ended December 31, 2001 and 2000



                         Common Stock             Preferred Stock
                       --------------------      ------------------     Additional                      Stock         Total
                                    Par                      Par        Paid-In         Accumulated     Subscription  Shareholders'
                        Shares      value         Shares     Value      Capital         Deficit         Receivable    Equity
                       --------    --------      --------  --------     ---------       -----------     -----------   -------------
Balance,
 December 31, 1999    1,492,000     $1,492             -       $ -    $50,088,031      $(38,936,308)         $    -     $11,153,215

Issuance of
common stock             43,000         43             -          -       870,926                 -               -         870,969

Net loss                       -         -             -          -             -         (8,407,577)             -      (8,407,577)

Balance, December
31, 2000
                      1,535,000      1,535             -         -     50,958,957       (47,343,885)              -       3,616,607

Issuance of
preferred stock        (222,222)     (222)     1,022,000     1,022        745,987                 -        (100,000)        646,787

Net loss                       -         -             -          -             -         (4,140,468)             -      (4,140,468)

Balance, December
31, 2001
                       1,312,778    $1,313     1,022,222     $1,022   $51,704,944       $(51,484,353)     $(100,000)     $  122,926




   The accompanying notes are an integral part of this consolidated financial statement.



                              POWERCERV CORPORATION

                      Consolidated Statements of Cash Flows

Years ended December 31, 2001 and 2000


                                                                                2001             2000
Cash flows from operating activities:                                         ---------        --------
     Net loss                                                              $(4,140,468)        $(8,407,577)
     Adjustments to reconcile net loss to net cash
         Adjustments to reconcile net loss to net cash
         used in operating activities:
              Depreciation and amortization                                      642,331           754,768
              Gain on sale of business                                                 -          (827,500)
              Deferred revenue                                                  (644,850)         (510,533)
              Provision for uncollectible accounts                               213,500           936,101
              Changes in assets and liabilities:
                  Accounts receivable                                          1,389,982         3,478,313
                  Inventories                                                        350               112
                  Deposits and other                                             769,038          (256,312)
                  Accounts payable and accrued expenses                         (275,641)         (348,725)


                      Net cash used in operating activities                   (2,045,758)       (5,181,353)

Cash flows from investing activities:
     Purchases of property and equipment, net                                    (16,658)          (28,238)
     Exercise of third-party put options                                               -           500,000
     Purchase of software                                                              -          (250,000)

                      Net cash provided by (used in) investing activities        (16,658)          221,762

Cash flows from financing activities:
     Net proceeds from issuance of preferred stock, net of offering costs        561,787                 -
     Net proceeds from issuance of common stock, net of offering costs                 -           870,969

                      Net cash provided by financing activities                  561,787           870,969

Net decrease in cash and cash equivalents                                     (1,500,629)       (4,088,622)

Cash and cash equivalents, beginning of year                                   2,135,636         6,224,258

Cash and cash equivalents, end of year                                      $    635,007       $ 2,135,636


     The accompanying notes are an integral part of these consolidated financial statements.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(1)  Organization and Operations

     PowerCerv Corporation and its wholly-owned subsidiary (PowerCerv Technologies Corporation) develop, market, license, implement and support enterprise commerce management solutions to small and medium size discrete manufacturing companies with annual revenues between $5 million and $250 million. In addition, PowerCerv provides a range of professional and business consulting services relating to its software applications. The Company markets its products and services throughout the United States and also markets its software products outside the United States through distributors. PowerCerv Corporation and PowerCerv Technologies Corporation are herein referred to as the "Company".

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation

          The consolidated financial statements include accounts of PowerCerv Corporation and its subsidiary. All significant intercompany balances and transactions have been eliminated.

     (b)  Use of Estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent management's estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates contained in the accompanying consolidated financial statements include management's estimate of the allowance for uncollectible accounts receivable, the valuation allowance relating to deferred tax assets, and the recoverability of long term assets, including property and equipment and intangible assets.

     (c)  Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     (d)  Inventories

          Inventories are valued at the lower of cost (first-in, first-out method) or market, and consist of third party products and educational materials.

     (e)  Property and Equipment

          Property  and  equipment  are  recorded  at  cost.   Depreciation  and
          amortization are calculated on a straight-line basis over the estimated useful lives of the respective assets. Upon retirement or sale, cost and accumulated depreciation or amortization on such assets are removed from the accounts

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

          and any gains or losses are reflected in the consolidated statement of
          operations.   Maintenance  and  repairs  are  charged  to  expense  as
          incurred.

          The Company periodically reviews the carrying value of its property and equipment costs and the remaining life to determine if impairment has occurred. This review and assessment is done by comparing the net book value of the property and equipment assets to the undiscounted net cash flows of the related assets. An impairment loss is recognized to the extent that the sum of discounted estimated future cash flows using an estimated borrowing rate and asset life that is expected to result from the use of the asset, is less than the carrying value.

     (f)  Revenue Recognition

          The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), as amended by Statement of Position 98-4 ("SOP 98-4"), Deferral of the Effective Date of a Provision of SOP 97-2. Revenue is recognized from licenses of the Company's software products when the contract has been executed, the product(s) has been shipped, collectibility is probable and the software license fees are fixed or determinable. In the event that the contract provides for multiple elements (e.g., software products, post-contract customer support, consulting services), the total fee is allocated to these elements based on "vendor-specific objective evidence" of fair value. If any portion of the license fees is subject to forfeiture, refund or other contractual contingencies, the Company will postpone revenue recognition until these contingencies have been removed. The Company generally accounts for consulting and education services separate from software license fees for those multi-element arrangements where services are a separate element and are not essential to the customer's functionality requirements and there is "vendor-specific objective evidence" of fair value for these services. If any portion of the license fees is subject to forfeiture, refund or other contractual contingencies, the Company will postpone revenue recognition until these contingencies have been removed. Historically, product returns and allowances have been immaterial. Consulting and education revenue, including related billable expenses of $451,864 and $1,038,116 in 2001 and 2000, respectively, is recognized as the services are performed. Revenue from support and maintenance activities is recognized ratably over the term of the maintenance period and the unrecognized portion is recorded as deferred revenue.

     (g)  Software Development Costs

          Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Costs associated with the planning and design phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, and product quality assurance, are capitalized when material.

          During 1999, the Company entered into an agreement with a related party for the conversion of certain existing software from one architecture to another. As of December 31, 2000, the Company capitalized $550,000 in fees paid to the related party. The Company began amortizing these costs in 2001 over a three-year period. The Company considers this product as an add-on to its main product line and regularly offers this product to potential new customers as part of its sales approach.

          The Company periodically reviews the carrying value of its software development costs and the remaining life to determine if impairment has occurred. This review and assessment is done by comparing the net book value of the intangible assets to the undiscounted net cash flows of the related assets. An impairment loss is recognized to the extent that the sum of discounted estimated future cash flows using an estimated borrowing rate and asset life that is expected to result from the use of the asset, is less than the carrying value.

          Acquired software technology and its amortization are summarized as follows:

                                                                       Amortization           Accumulated
                             Year                    Cost              expense                amortization
                             ----                 -----------          ------------           ------------
                             2001                 $ 3,457,000          183,000                 3,090,000
                             2000                   3,457,000                -                 2,907,000


     (h)  Goodwill and Other Intangible Assets

          The Company amortizes goodwill and other intangible assets on a straight-line basis over a five to seven-year period. The Company periodically reviews the value of goodwill and other intangible assets and their remaining life to determine if impairment has occurred. This review and assessment compares the net book value of the intangible assets to the undiscounted future net cash flows of the related assets. In the event that undiscounted future net cash flows are less than the net book value of the intangible assets, the Company recognizes an impairment loss for the difference between discounted cash flows using an estimated borrowing rate and the net book value of the intangible assets.

          Goodwill and other intangible assets and amortization amounts are summarized as follows:

                                                                        Amortization           Accumulated
                             Year                      Cost             expense                amortization
                             ----                 -----------          ------------           ------------
                             2001                   $ 569,000            7,000                   561,000
                             2000                     569,000            7,000                   554,000

     (i)  Income Taxes

          The Company provides for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"). Statement 109 requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000



     (j)  Concentrations of Credit Risk

          Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable from customers. This risk, however, is limited due to the large number of customers comprising the Company's customer base and their dispersion.

     (k)  Stock Based Compensation

          Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123") stipulates that entities recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma net earnings per share disclosures for employee stock options as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25 and provide the pro forma disclosure information required by Statement 123 (see note 11(b)).

     (l)  Net Loss Per Share

          The Company computes net loss per share based upon Statement of Financial Accounting Standards No. 128, Earnings Per Share. The following table sets forth the computation of basic and diluted loss per share ("EPS") for the periods indicated:



                                                                December 31,
                                                     ----------------------------------
                                                           2001             2000
                                                     ----------------------------------
       Basic:
           Net loss                                       $(4,140,468)    $(8,407,577)
                                                     ==================================
           Average shares outstanding                       1,481,000       1,530,000
                                                     ==================================
       Basic EPS                                            $   (2.80)        $ (5.50)
                                                     ==================================
       Diluted:
           Net loss                                       $(4,140,468)    $(8,407,577)
                                                     ==================================
           Average shares outstanding                       1,481,000       1,530,000
           Net effect of dilutive stock options--
             based on the treasury stock method                     -               -
                                                     ==================================
                Totals                                      1,481,000       1,530,000
                                                     ==================================
       Diluted EPS                                          $   (2.80)     $    (5.50)
                                                     ==================================

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


          Common stock equivalents in the years ended December 31, 2001 and 2000 were anti-dilutive due to the market price being less than the exercise price for 326,983 common stock options and the net loss sustained by the Company during these years, thus the diluted net loss per share in these years is the same as the basic net loss per share. Other common stock equivalents include 1,022,222 shares of Preferred Stock convertible on a one for one basis into common stock and 222,222 warrants to purchase convertible preferred stock that is convertible into common stock on a one for one basis.

          The Company held its annual meeting of shareholders on June 1, 2001. At this meeting, the shareholders approved an amendment to PowerCerv's Articles of Incorporation to effect a reverse stock split and authorized the Board of Directors to make the final determination on the reverse stock split. The Board of Directors at its June 1, 2001, meeting approved a 1-for-9 reverse stock split effective June 4, 2001. Prior periods have been adjusted to reflect the reverse stock split.

     (m)  Reclassifications

          Certain  prior year amounts have been  reclassified  to conform to the
          current  year's   presentation  to  recognize   revenue  for  billable
          expenses.

     (n)  Fair Value of Financial Instruments

          Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at their carrying amount which approximates fair value because of the short-term maturity of those instruments. The carrying amount of notes receivable is assumed to approximate fair value because there have not been any significant changes in market conditions or specific circumstances since the instrument was recorded at fair value.

     (o)  Supplemental Cash Flow Information

          The Company considers all highly liquid investments with maturity dates of three months or less at the time of purchase to be cash equivalents. At December 31, 2001 and 2000, cash equivalents totaled approximately $105,000 and $566,000, respectively.

          Cash paid for income taxes was $10,341 and $38,975 in 2001 and 2000, respectively.

          During 2001, $200,000 of notes were received in exchange for 200,000 shares of preferred stock. During 2001, the Company issued 222,222 shares of Preferred Stock in exchange for 222,222 shares of its Common Stock valued at $222,222.

          Interest   paid   during  the  year  ended   December   31,  2000  was
          approximately $8,900. The Company did not pay interest in 2001.

          During 2001, the Company received services valued at $118,000 in lieu of cash payments on a note receivable from a related party.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


     (p)  New Accounting Pronouncements

          On July 20, 2001,  the  Financial  Accounting  Standards  Board (FASB)
          issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position. The Company recognized $7,000 of goodwill amortization expense in 2001.

          In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

          In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

(3)  Operating Initiatives

     The Company incurred net losses of $4,140,468 in 2001, and, while management has taken steps that it believes will improve net losses, the Company expects to continue to incur a net loss from operations during 2002. At December 31, 2001, the Company also had an accumulated deficit of $51,484,353, total shareholders' equity of $122,926, and a working capital deficit of $728,361. In view of these matters, recoverability of recorded property and equipment, software and intangible assets and other asset amounts shown in the accompanying financial statements is dependent upon continued operation of the Company, which in turn is dependent upon the Company improving its overall level of profitability. In addition, the success of the Company could also, among other things, require obtaining financing, including possible sales of equity securities. The Company has been in discussion with a third party regarding a proposed alliance involving an equity investment in the Company; however, the ultimate outcome of these discussions is not yet known. Among the steps taken to improve the overall operations and financial condition are restructuring initiatives that commenced in 2000 and continued in 2001. The Company has also initiated or planned similar cost reduction initiatives in 2002. The Company implemented flexible work arrangements with certain employees that will transform otherwise fixed costs into variable costs. Management reduced overall wages through uniform salary adjustment initiatives and through workforce reductions. The Company will use best efforts to seek accelerated cash conversion of notes receivable and accounts receivable to maximize its working capital and available cash and will further seek to settle commitments with non-cash resources.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000



     Management will its use best efforts to eliminate costs that have been evaluated as non-critical to the success of the Company's core strategies. The Company will use its best efforts to continue to pursue revenue sources involving the licensing of certain proprietary technology for resale by third parties, and will utilize the proceeds from such transactions to fund the operations of the Company. During 2002, the Company obtained a commitment from a bank to provide a $100,000 line of credit, secured by certain assets of the Company and guaranteed by the Chief Executive Officer and by a board member. The line of credit is available to finance working capital needs through 2002; however, loans will be reviewed by the bank six months from issuance. The Company will also seek third party financing alternatives  in amounts  sufficient  to meet its  working  capital  needs, including the potential sale of equity securities representing a significant voting interest in the Company.

     While management believes the aforementioned steps will provide adequate working capital to the Company for at least twelve months, there can be no assurance that these plans will be successfully implemented or that other events or conditions will not arise that may adversely effect the financial position and/or results of operations of the Company.

(4)  Work Force Reduction and Other Charge

     During the second quarter of 2000, the Company initiated actions to reduce its work force and undertook additional cost cutting measures. The Company recorded a restructuring charge related to a work force reduction and other expenses totaling $711,000 in the second quarter of 2000. Additional restructuring charges of $162,000 were recorded in the third quarter of 2000 for a total restructuring charge of $873,000 in 2000. The total restructuring charge includes severance and related costs of $649,000 (4 senior-level staff and 35 non senior-level employees primarily in sales, services and research and development) and costs of $224,000 related to office closings. As of December 31, 2001, approximately $169,000 remains in accrued liabilities for payments to be made over the next 15 months. As part of this restructuring, the Company's Chairman assumed the role of Chief Executive Officer, and the previous Chief Executive Officer is no longer with the Company. Office closings were completed during the third quarter of 2000, and severance payments will be paid through July 2002.

     During the first quarter of 2001, the Company announced and completed an additional work force reduction in line with its objective to streamline operations and improve financial condition. The Company recorded a restructuring charge of $169,000 related to severance costs for approximately 30 employees (1 senior-level staff and 29 non senior-level employees primarily in research and development and services). As of December 31, 2001, approximately $33,000 remains in accrued liabilities for severance payments in connection with this restructuring.

     During the second quarter of 2001, the Company implemented a minor workforce reduction resulting in the elimination of approximately nine positions throughout the Company. The Company recorded a restructuring charge of $24,000 related to severance costs associated with the terminations. As of December 31, 2001, these costs have been substantially paid.

     During the fourth quarter of 2001, the Company implemented a further workforce reduction resulting in the elimination of approximately 19 positions primarily in the services, sales and marketing and general and administrative departments. The Company recorded a restructuring charge of $133,000 primarily related to severance costs associated with the terminations. As of December 31, 2001, approximately $133,000 remains in accrued liabilities for payments related to this restructuring.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(5)  Property and Equipment

     Property and equipment consists of the following at December 31, 2001 and 2000:

                                                                                                      Estimated
                                                                                                      useful lives
                                                                    2001              2000            (years)
                                                                    ----              ----           -------------
                  Leasehold improvements                       $   443,192         $  434,593            3 - 5*
                  Furniture and fixtures                           662,399            662,679            5 - 7
                  Computer equipment                             3,437,486          3,429,146            2 - 7
                  Equipment                                        534,992            534,992            3 - 7

                                                                 5,078,069          5,061,410
                  Less accumulated depreciation
                      and amortization                           5,002,297          4,550,093

                                                               $    75,772         $  511,317


                  *Or the remaining term of the lease, if shorter.

     Depreciation and amortization expense totaled approximately $452,204 and $747,978 during the years ended December 31, 2001 and 2000.

(6)  Accrued Expenses

     Accrued expenses consist of the following at December 31, 2001 and 2000:

                                                                                  2001             2000
                                                                                  ----             ----
                           Compensation                                        $269,479            $427,084
                           Severance and related costs                          240,998             390,667
                           Income tax assessment                                410,296             410,296
                           Other                                                450,321             491,533
                                                                             $1,371,094          $1,719,580

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(7)  Income Taxes

     Income tax expense for the years ended December 31, 2001 and 2000 consists of the following:

                                                                   2001            2000
                                                                   ----            ----
             Current:
             Federal                                          $        -           84,340
               State                                              10,341          170,695

                                                                  10,341          255,035

             Deferred:

              Federal                                                  -                -
                State                                                  -                -

                                                                       -                -

             Total income tax expense                         $   10,341         $255,035


     Income tax expense for the years ended December 31, 2001 and 2000 differed from the amount computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes as a result of the following:

                                                                      2001             2000
                                                                      ----             ----
             "Expected" income tax benefit                    $    (1,382,259)      $(2,771,864)
             State, net of federal benefit                           (162,619)         (326,102)
             Change in the valuation allowance
                  for deferred tax assets                           1,540,975         2,858,008
                    Nondeductible Items                                 9,344            22,414
             Other, net (including tax assessment
              related to prior periods)                                 4,900           472,579

                                                              $        10,341      $    255,035

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


          The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

                                                                                      2001            2000
              Deferred tax assets:                                                    ----            ----
                Provision for uncollectible accounts                             $  826,217       $  578,835
                Accrued expenses and work force reduction                                 -           41,838
                Depreciation and amortization property of property and equipment     16,116                -
                Operating losses                                                  10,675,124       9,159,308
                   Intangible assets                                               2,469,137       2,785,846

                    Total gross deferred tax assets                               13,986,594      12,565,827

                    Less valuation allowance                                     (13,875,983)    (12,335,008)

                    Net deferred tax assets                                          110,611         230,819

             Deferred tax liabilities:
                Depreciation and amortization of property and equipment                    -          30,612
              Deferred gain on sale                                                  110,611         200,207

                  Gross deferred tax liabilities                                     110,611         230,819

                Total net deferred tax assets                                    $         -        $      -



     The Company increased its deferred income tax asset valuation allowance by $1,540,975 and $2,858,000 during the year ended December 31, 2001 and 2000, respectively. The decision to continue to fully reserve the deferred income tax asset was primarily the result of the Company's continued losses from operations. At December 31, 2001 and 2000, the Company has net operating loss carry forwards of approximately $28,000,000 and $24,000,000, respectively for federal income tax purposes that expire at various times from years 2010 to 2021.

     The Company's federal income tax returns for the years ended December 31, 1996 and 1995 were subject to a routine examination by the Internal Revenue Service that resulted in an assessment of $66,000 of federal tax, $143,000 of state tax and approximately $150,000 of interest. The Company recorded a charge for this exposure upon receiving the notice of assessment in 2000, but is currently in the process of appealing this assessment.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(8)  Shareholders' Equity

     During 2001, the Company issued 1,022,222 shares of convertible Preferred Stock. The Preferred Stock is convertible to Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock being converted. The Preferred Stock carries no dividend or coupons and will be redeemable at the option of the Company after five years. In consideration for the Preferred Stock, the Company received cash of $600,000, notes receivable of $200,000 ($100,000 from a director of the Company) and 222,222 of its Common Stock valued at $222,222. The Company incurred financing costs of approximately $38,000. The 222,222 shares of Common Stock were formerly owned by a past director and were sold to a current director under the condition that they could be exchanged for Preferred Stock on a one for one basis. Subsequent to December 31, 2001, the Company received payment on one of the notes at a discounted rate of $85,000. The remaining note receivable is included as a reduction of shareholders equity at year-end. Shares totaling 425,000 were sold to officers and directors of the Company. In connection with the sale of these securities, warrants to purchase 222,222 shares of Preferred Stock at an exercise price of $1.00 per share were granted. These warrants expire in August 2002. The fair value of these warrants was considered in the cost of the Preferred Stock issued.

     During  1999,  the  Company  granted a warrant to a third party to purchase
     13,889 shares of the Company's common stock in consideration for professional services. The warrant, which had an exercise price equal to $15.75 per share, the fair market value of the Company's common stock on the date of grant; was exercised on January 10, 2000, and the Company received approximately $218,750 in proceeds.

(9)  Comprehensive Income (Loss)

     For the years ended December 31, 2001 and 2000, the Company did not have any comprehensive income (loss) other than the net income (loss) reported on the Consolidated Statements of Operations.

(10) Commitments and Contingencies

     (a)  Leases

          The Company conducts its operations in leased facilities. The lease terms range from one month to five years. Rental expenses under operating leases approximated $402,000 and $577,000 during the years ended December 31, 2001 and 2000, respectively. The Company is in the process of negotiating an extension for its corporate headquarters. The lease expires on August 31, 2002 and includes a three-year renewal option.

          Future minimum lease payments under non-cancelable operating lease agreements during the years following December 31, 2001, are as follows:


                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


                                        Year ending
                                       December 31,                            Commitment

                                          2002                                    $ 221,000
                                          2003                                        18,000
                                          2004                                             -
                                          2005                                             -
                                                                                  ----------
                                                                                  $  239,000


       (b)    Litigation

          Lifsey v. Ross, et. al.: A complaint was filed on July 24, 1997, in the United States District Court for the Middle District of Florida, captioned J. Conrad Lifsey vs. Harold R. Ross, Gerald R. Wicker, Marc
          J. Fratello, Roy E. Crippen, III, Donald B. Hebb, Jr., Thomas S. Roberts, PowerCerv Corporation, Alex Brown & Sons, Inc., Robertson, Stephens & Company, ABS Capital Partners, L.P., Summit Investors II, L.P., and Summit Ventures III, L.P. The complaint purports to be a class action on behalf of those persons who purchased shares of the Company's common stock from March 1, 1996 (the date of the Company's initial public offering of its common stock ("IPO")) through July 24, 1996. The complaint alleges, among other things, that the defendants violated the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the Company's IPO and in its subsequent securities filings, press releases and other public statements. The parties have agreed to a settlement (for which the Company is insured) and have filed with the Court a Memorandum of Understanding. The Parties are currently drafting the terms of the settlement.

          The Company, in the normal course of business, is also subject to miscellaneous legal proceedings. The Company is defending these proceedings and currently anticipates that it will be successful and/or able to resolve these matters in a manner that will not materially effect the Company's financial position or results of operations.

     (c)  Employment Agreements

          The Company is party to employment agreements with several of its officers that provide for annual base salaries, target bonus levels, severance pay under certain conditions, and certain other benefits.

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(11) Employee Benefit Plans

     (a)  Defined Contribution Plan

          The Company has a 401(k) plan covering employees who meet established eligibility requirements. Under the plan provisions, the Company may match participant contributions. During 2001 and 2000, the Company matched 30% of participant contributions to a maximum matching amount of 6% of participant base compensation. Total Company contributions were approximately $60,000 and $118,000 during the years ended December 31, 2001 and 2000, respectively. During the years ended December 31, 2001 and 2000, this match occurred in the form of Company common stock purchased in the open market. During 2001 and 2000, Plan forfeitures funded a portion of the Company matching amounts.

     (b)  Stock Option Plan

          In June 1995, the Company established a stock option plan, which provides for the granting of both incentive stock options and non-statutory stock options. Only employees are eligible to receive grants of incentive stock options.

          Generally, options granted under this stock option plan expire 10 years after the date of grant, are exercisable at various times up to four years from the date of grant and are granted at fair market value on the date of the grant. A total of 519,444 shares have been reserved for issuance under the plan.

          Activity with respect to all stock options is summarized as follows:

                                                                              Options outstanding
                                                                              --------------------
                                                                                            Weighted-average
                                                                                            option
                                                                                            price per
                                                                             Shares         share
                                                                             ------         --------
              Balance at December 31, 1999                                   648,182         $26.55

                  Options granted                                            233,297          $9.99
                  Options exercised                                          (42,611)        $20.70
                  Options canceled                                          (372,362)        $21.06



                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


                                                                                            Options outstanding
                                                                                            Weighted-average
                                                                                            option
                                                                                            price per
                                                                             Shares         share
                                                                             ------         -------
              Balance at December 31, 2000                                   466,506          $18.18

                  Options granted                                             96,335         $  2.93
                  Options exercised                                                -               -
                  Options canceled                                          (235,858)         $15.26

              Balance at December 31, 2001                                   326,983          $15.81

          The range of exercise prices, shares, weighted-average contractual lives and weighted-average exercise prices for the options outstanding at December 31, 2001 is presented below:

                      Range of                                     Weighted-average         Weighted-average
                  Exercise prices              Shares              contractual life          exercise price
                  ---------------              -------             ----------------         ---------------
                    $1.83 - 15.07               156,742                7 years                      $5.75
                    15.07 - 30.15               132,741                5 years                      21.27
                    30.15 - 45.22                33,238                3 years                      36.41
                    45.22 - 60.30                 3,495                4 years                      46.92
                    75.37 - 90.45                   734                4 years                      90.00
                   120.60 - 135.66                   33               .1 years                     122.22
                    1.83 - 135.66               326,983                6 years                      15.81

          The range of exercise prices, shares and weighted-average exercise prices for the options exercisable at December 31, 2001, are presented below:

                                   Range of                 Shares              Weighted-average
                                Exercise prices             Exercisable         Exercise price
                                ---------------             -----------         ----------------
                                 $1.83 - 15.07                   88,289                   $6.59
                                 15.07 - 30.15                  120,206                   20.95
                                 30.15 - 45.22                   28,954                   36.05
                                 45.22 - 60.30                    3,411                   46.83
                                 75.37 - 90.45                      734                   90.00
                                120.60 - 135.66                      33                  122.22
                                  1.83 - 135.66                 241,627                   18.10

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


          The per share weighted-average fair value of stock options granted during 2001 and 2000 were $2.28 and $1.78, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2001 - expected dividend yield of 0%, risk free interest rate averaging 5.5%, expected volatility rate of 168%, and an expected life of 2.0 years; 2000 - expected dividend yield of 0%, risk free interest rate averaging 5.5%, expected volatility rate of 143%, and an expected life of 2.6 years.

          The Company applies APB 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company's net loss would have been as follows:

                                                       2001                    2000
                                                ---------------------    ----------------------

                                                Net        Net loss      Net         Net loss
                                                loss       per share     loss        per share
                                                ------      ---------    ------       ---------
               As reported                  $ (4,140,468)    $(2.80)   $(8,407,577)  $(5.50)

              Statement 123
                compensation, net of tax      (2,472,772)     (1.67)    (2,490,099)   (1.63)

              Pro forma disclosure          $ (6,613,240)    $(4.47)  $(10,897,676)  $(7.13)


(12) Segment Reporting

     The Company has  identified  its  operating  segments as its  services  and license product segments. In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. The services segment provides consulting, education and maintenance services and the license product segment provides application, tools and technology resale products.


                                     For the year ended December 31, 2001

                                               License
                                 Services      Product    Unallocated      Total
                                 --------      -------    -----------    -----------
Revenues from
 external customers             $4,875,294   $ 1,231,468  $         -    $ 6,106,762
Segment profit or loss          $1,409,335   $(2,709,376) $(2,840,427)   $(4,140,468)


                                     For the year ended December 31, 2000

                                               License
                                 Services      Product    Unallocated     Total
                                 --------      -------    -----------    -----------
Revenues from
   external customers           $9,147,045   $ 3,523,451  $         -    $12,670,496
Segment profit or loss          $2,445,998   $(6,429,683) $(4,423,892)   $(8,407,577)

                              POWERCERV CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


     There were no transactions between segments. The unallocated amounts are made up of the following items:

                                             For the year ended December 31,

                                                  2001                2000
                                                  ----                ----
General and administrative costs            $ (2,580,296)       $ (4,187,760)
Work force reduction                            (326,195)           (872,860)
Interest and other income                         76,405              64,263
Gain on sale of business                                             827,500
                                                       -
Income tax expense                               (10,341)           (255,035)
                                            $ (2,840,427)       $ (4,423,892)

     The Company does not use assets as a measure of the segment's performance, thus no assets are disclosed by segment in the table above.

(13) Related Party Transactions

     Material related party transactions that have been entered into by the Company that are not otherwise in these notes are summarized below.

     The Company has notes receivable from officers totaling $42,500 at December 31, 2001.

     On March 31, 1999, the Company sold its general consulting and general education business (consulting and education services other than its application-related services) to a related party. Consideration totaled approximately $10 million and consisted of a combination of cash, PowerCerv common stock and notes. The gain associated with the note receivable that matures in 2004 and has an interest rate of 4.56% was deferred at the time of sale. In 2000, the Company recognized this gain of $827,500. Management believes that based upon events occurring in 2000 (the buyer's merger with another business and establishment of a stronger management team) the collectibility of the note is reasonably assured. During 2001, all scheduled payments were received under this note, including interest of $34,529.

(14) Preferred Stock

     The Company's Articles of Incorporation authorize and permit the Company's Board of Directors to issue up to 5,000,000 shares of preferred stock (par value of $.001 per share) in one or more series, and to fix the relative rights, preferences and limitations of each series. As of December 31, 2001, there were 1,022,000 preferred shares outstanding. The Preferred Stock is convertible to Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock being converted. The Preferred Stock carries no dividend or coupons and will be redeemable at the option of the Company after five years.

                                   SIGNATURES


     In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized on April 16, 2002.

                                         POWERCERV CORPORATION

                                         By: /s/  Marc J. Fratello
                                             -----------------------------------
                                             Marc J. Fratello
                                             President, Chief Executive Officer
                                             And Chairman of the Board

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of this registrant and in the capacities and on the dates indicated.

  Signature                                          Title                               Date
  ---------                                          -----                               ----
/s/  Marc J. Fratello                   President, Chief Executive Officer            April 16, 2002
MARC J. FRATELLO                        and Chairman of the Board



/s/ Aria Siplin                         Chief Financial Officer                       April 16, 2002
ARIA L. SIPLIN                          (Principal Financial Officer)


/s/  John S. McMullen                   Director                                      April 16, 2002
JOHN S. MCMULLEN


/s/  Roy E. Crippen, III                Director                                      April 16, 2002
ROY E. CRIPPEN, III


/s/  O.G. Greene                        Director                                      April 16, 2002
O.G. GREENE

                                  EXHIBIT INDEX


Exhibit
Number                                    Description
------                                    -----------

3.1 --- Articles of Incorporation of the Company effective as of January 1, 1996, as amended by the Articles of Amendment dated as of January 9, 1996 (incorporated herein by reference to Exhibit Number 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-00250)).

3.2 --- Bylaws of the Company (incorporated herein by reference to Exhibit Number 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-00250)).

10.1 --- Loan Agreement and related promissory note, security agreements and guarantees, each dated October 31, 1996, among NationsBank, N.A. (South) and the Company, for a $5,000,000 revolving line of credit (incorporated herein by reference from Exhibit Number 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31,
          1996).

10.2 --- NationsBank Commitment Letter dated October 9, 1997, and related promissory note dated October 22, 1997, extending the maturity of the Company's $5,000,000 revolving line of credit (incorporated herein by reference from Exhibit Number 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.3 --- Amendment to Loan Agreement, dated January 26, 1998, among NationsBank, N.A. and the Company, related to the Company's $5,000,000 revolving line of credit (incorporated herein by reference from Exhibit Number 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

10.4 --- Loan Agreement and related promissory note, dated March 29, 1999, among NationsBank, N.A. and the Company, related to the Company's $10,000,000 credit facility (incorporated herein by reference from Exhibit Number 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

10.5*--- Employment, Noncompetition, Development and Confidentiality Agreement, dated April 10, 1997, between the Company and Marc J. Fratello (incorporated herein by reference from Exhibit Number 10.2 to the Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1997).

10.6*--- Employment, Noncompetition, Development and Confidentiality Agreement, dated April 10, 1997, between the Company and Roy E. Crippen, III (incorporated herein by reference from Exhibit Number 10.3 to the Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1997).

10.7*--- Executive Employment Agreement, dated February 19, 1998, between the Company and Michael J. Simmons (incorporated herein by reference from Exhibit Number 10.2 to the Company's Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 1998).

10.8 --- Asset Purchase Agreement, dated March 30, 1999, by and between the Company and R.O.I Consulting, Inc. (incorporated herein by reference from Exhibit Number 2 to the Company's Current Report on Form 8-K filed on April 13, 1999).

10.9*--- Executive Termination Agreement, dated July 27, 2000, between the Company and Michael J. Simmons (incorporated herein by reference from Exhibit Number 10.2 to the Company's Quarterly Report on Form 10-Q for the calendar quarter ended September 30, 2000).

10.10*--- Executive  Employment  Agreement,  dated March 23,  1998,  between the
          Company and John Montague (incorporated herein by reference from exhibit 10.10 to the Company's Annual Report on Form 10-K filed on April 17, 2001).

10.11*--- Executive  Employment  Agreement,  dated  April 7, 1998,  between  the
          Company and Ira Herman  (incorporated herein by reference from exhibit
          10.11 to the  Company's  Annual Report on Form 10-K filed on April 17,
          2001).

22   ---  Subsidiary of the  Registrant  (incorporated  herein by reference from
          Exhibit Number 21 to the Company's Registration Statement on Form S-1 (File No. 333-00250)).

23.1**--- Consent of Independent Certified Public Accountants--Grant Thornton
          LLP


_________________
* Management contract or compensatory plan, contract or arrangement. ** Filed herewith.

                                  EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PowerCerv Corporation

We have issued our report dated January 23, 2002, accompanying the consolidated financial statements included in the Annual Report of PowerCerv Corporation on Form 10-KSB for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of PowerCerv Corporation on Forms S-8 (File No. 333-3960, File No. 333-50621, and File No. 333-90825).

                                                     /s/ Grant Thornton, LLP

Tampa, Florida
April 11, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  FORM 10-KSB/A

        [X]      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 2001

                                       OR

       [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from ____________ to ______________


                         Commission File Number 0-27574

                              POWERCERV CORPORATION
        (Exact name of small business issuer as specified in its charter)

                       FLORIDA                          59-3350778
          (State or other jurisdiction of            (I.R.S. Employer
           incorporation or organization)           Identification No.)


            400 NORTH ASHLEY DRIVE, SUITE 2675, TAMPA, FLORIDA 33602 (Address of principal executive offices, including zip code)

                                 (813) 226-2600
                (Issuer's telephone number, including area code)

        Securities registered pursuant to Section 12(b) of the Act: none Securities registered pursuant to Section 12(g) of the Act: common stock, par value $.001 per share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the
best  of  the  registrant's   knowledge,  in  definitive  proxy  or  information
statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-KSB. [ ]

The aggregate market value of the registrant's voting stock held by non-affiliates as of April 8, 2002 was approximately $607,028. There were 1,313,000 shares of the registrant's common stock, par value $.001 per share, outstanding on August 2, 2002.

                                 AMENDMENT NO. 1
                           TO THE FORM 10-KSB FILED BY
                     POWERCERV CORPORATION ON APRIL 16, 2002

The following items were omitted from the Form 10-KSB filed by PowerCerv Corporation on April 16, 2002, and such Form 10-KSB is hereby amended to include
Part III as set forth below.

                                    PART III

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


Set forth below is certain information as of June 30, 2002, concerning
PowerCerv's executive officers and directors.

------------------------------- ----------------------------------------------------------------- ------ -------------
Name                            Position(s)                                                       Age    Director
------------------------------- ----------------------------------------------------------------- ------ -------------
Marc J. Fratello                Chairman, Chief Executive Officer and Director                    44     1992
------------------------------- ----------------------------------------------------------------- ------ -------------
Aria L. Siplin                  Chief Financial Officer                                           31     --
------------------------------- ----------------------------------------------------------------- ------ -------------
Scott Galloway                  Senior Vice President of Operations                               41     --
------------------------------- ----------------------------------------------------------------- ------ -------------
Richard L. Poggi                Vice President of Sales                                           36     --
------------------------------- ----------------------------------------------------------------- ------ -------------
Steven Nichols                  Vice President of Human Resources                                 47     --
------------------------------- ----------------------------------------------------------------- ------ -------------
John S. McMullen                Vice Chairman and Director                                        58     2001
------------------------------- ----------------------------------------------------------------- ------ -------------
Roy E. Crippen III              Director                                                          42     1992
------------------------------- ----------------------------------------------------------------- ------ -------------
O.G. Greene                     Director                                                          60     1996
------------------------------- ----------------------------------------------------------------- ------ -------------


     MARC J. FRATELLO has served as a director of PowerCerv since its inception in 1992 and as President from PowerCerv's inception until March 1998. Mr. Fratello also served as PowerCerv's Chief Operating Officer from December 1995 until December 1997, as Chief Executive Officer from January 1998 to January 2000 and from July 2000 to present and as Chairman since January 1, 1998. Before founding PowerCerv in 1992, Mr. Fratello spent 10 years at Unisys Corporation. The last position Mr. Fratello held with Unisys was Director, CASE/4GL Products. Mr. Fratello earned a Bachelor of Science degree from Franklin and Marshall College and a Masters degree in Business Administration from the University of Pennsylvania's Wharton School. Mr. Fratello is the first cousin of Mr. Poggi, who is PowerCerv's Vice President of Sales.

     ARIA L. SIPLIN has served as Chief Financial Officer of PowerCerv since October 2001. Ms. Siplin joined PowerCerv in March 1998 as the Accounting Manager. Ms. Siplin has since served as Controller and Chief Accounting Officer. Before joining PowerCerv, Ms. Siplin served as a Senior Auditor at PricewaterhouseCoopers LLP from September 1994 to March 1998.

     JOHN S. MCMULLEN has served as Vice Chairman and director of PowerCerv since September 2001. Mr. McMullen is also the director of publicly-held Insurance Management Solutions Group, Inc. and both treasurer and director of Merchants Association of Florida, Inc. Mr. McMullen served as President and CEO of Florida bank from April 1992 to March 1999, when he retired.

     ROY E. CRIPPEN, III has served as a director of PowerCerv since its inception in 1992. In April 1999, Mr. Crippen became the President, Chief Operating Officer and a director of digital fusion, inc. (formerly known as R.O.I. Consulting, Inc.), a privately-held consulting services company which, on March 31, 1999, purchased the net assets of PowerCerv's general consulting and general education businesses. On March 2, 2000, IBS Interactive Inc., a provider of internet and information technology services, acquired all of the outstanding capital stock of digital fusion pursuant to a merger. Mr. Crippen has served as Chief Operating Officer of IBS Interactive since the consummation of the merger and as its President since October 2000. From April 1992 to March 1999, Mr. Crippen served in various executive management roles with PowerCerv including Executive Vice President (1992 -- 1998), Chief Technology Officer (1992 --
1999), Acting President and Chief Operating Officer (1998), and Vice Chairman (1998 -- 1999). In accordance with Mr. Crippen's Termination Agreement with PowerCerv, Mr. Crippen shall be nominated for election to PowerCerv's board of directors as long as Mr. Crippen holds at least 2.89% of PowerCerv's common stock.

     SCOTT GALLOWAY has served as Senior Vice President of Operations since January 2002. Mr. Galloway also served as Senior Vice President of Products & Marketing from January 2001 to December 2001, as PowerCerv's Vice President of Product Marketing-ERP Solutions, from January 1999 to January 2001, and as PowerCerv's Director of Application Sales & Marketing from January 1995 to January 1999.

     RICHARD L. POGGI has served as Vice President of Sales of PowerCerv since January 2001. Mr. Poggi also served as PowerCerv's Regional Sales Manager for the Northeast from March 1997 to January 2001. Prior to joining PowerCerv, between 1994 and 1997, Mr. Poggi served as a Business Development Manager for TJI Lighting, a regional manufacturers representative firm specializing in specification and sales of commercial and industrial lighting fixtures and applications. Mr. Poggi is the first cousin of Mr. Fratello, PowerCerv's Chairman and Chief Executive Officer.

     STEVEN NICHOLS has served as Vice President of Human Resources since December 2001. Mr. Nichols also served as PowerCerv's Director of Human Resources from August 1995 to December 2001. Prior to joining PowerCerv, Mr. Nichols was Director of Human Resources for a Tampa-based data telecommunications company. He holds a bachelor's degree in Management and a Masters degree in Business Administration.

     O. G. GREENE has served as a director of PowerCerv since October 1996. Mr. Greene has served as the CEO of Skylight Financial Inc since August 2001. Mr. Greene served as the Chief Executive Officer of Speer Communications, a Nashville, Tennessee provider of information and media services on an out-source basis, from March 1998 to April 1999. From June 1995 to March 1998, Mr. Greene served as President and Chief Executive Officer of GridNet International LLC, an enhanced service provider in the telecommunications industry located in Atlanta, Georgia. From May 1992 to June 1995, Mr. Greene was the Executive Vice President and Chief Operating Officer of First Financial Management Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. From February 1991 to May 1992, Mr. Greene was the President and CEO of National Data Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. Mr. Greene also is on the board of directors of digital fusion in Tampa, Florida and PreSolutions Inc in Atlanta, GA.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, directors, executive officers and persons holding more than 10% of PowerCerv's common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and PowerCerv must identify in this 10-KSB/A those persons who did not file these reports when due. PowerCerv is in the process of identifying those directors and executive officers that may have failed to timely file their Forms 3, 4 or 5 and will update its findings in the next proxy filing.

ITEM 10.  EXECUTIVE COMPENSATION

                             EXECUTIVE COMPENSATION

     The following table presents certain information concerning the total compensation earned by or paid to during the three fiscal years ended December 31, 2001: (1) the Chief Executive Officer of PowerCerv (2) each of the four other most highly compensated executive officers of PowerCerv during the last fiscal year and (3) one other former executive officer who would have been among the most highly compensated executive officer if he had been as such at the end of the last fiscal year (collectively, the "Named Executive Officers").


SUMMARY COMPENSATION TABLE(1)

                                       Annual Compensation                  Long Term
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Name and Principal          Year    Salary (2)    Bonus (3)        Other Annual        Underlying      All Other
Position                                                           Compensation        Options         Compensation
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Marc J. Fratello            2001    144,667              0             0                11,111              0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
 Chairman and Chief         2000    215,625         20,000             0                 5,556          1,140
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
 Executive Officer          1999    250,000              0             0                13,889          2,450
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Lawrence Alves (4)          2001     95,996              0             0                 5,334                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
                            2000    115,000         10,000             0                 5,555                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Ira Herman (5)              2001    145,333              0             0                 8,000                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
                            2000    160,000         35,000             0                 4,444                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Scott Galloway              2001    114,500         17,114             0                 6,888                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Richard L. Poggi            2001    130,617         17,114             0                 8,667                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------
Aria L. Siplin              2001     81,667              0             0                 1,111                      0
--------------------------- ------- ------------- ---------------- ------------------- --------------- ----------------


---------------

(1) The aggregate amount of prerequisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total amount salary and bonus beyond for each Named Executive Officer and has therefore been omitted.
(2) Includes any amount deferred by the Named Executive Officers pursuant to PowerCerv's 401(k) Plan.
(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(4) Mr. Alves joined PowerCerv in June 1999 and his employment terminated in October 2001.
(5)  Mr. Herman's employment with PowerCerv terminated as of December 31, 2001.


OPTION GRANTS DURING FISCAL YEAR 2001

     The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers of PowerCerv during the fiscal year ended December 31, 2001.

STOCK OPTION GRANTS IN LAST FISCAL YEAR


   ----------------------------- -------------------------- --------------------- -------------- -------------------
               Name                 Number of Shares of      % of Total Options
                                     Common Stock                Granted to          Exercise
                                       Underlying             Employees in Fiscal    Price per
                                    Options Granted (1)             Year             Shares        Expiration Date
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Marc J. Fratello (2)                   11,111                    11.5             $3.3750         01/16/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Lawrence J. Alves (3)                   2,778                    2.9              1.9710           1/2/2011
                                           2,556                    2.7              3.3750          1/16/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Aria L. Siplin (4)                      1,111                    1.2              1.9710           1/2/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Ira Herman (5)                          4,444                    4.6              1.9710           1/2/2011
                                           3,556                    3.7              3.3750          1/16/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Scott Galloway (6)                      5,555                    5.8              1.9710           1/2/2011
                                           1,333                    1.4              3.3750          1/16/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------
   Richard L. Poggi (7)                    5,556                    5.8              1.9710           1/2/2011
                                           3,111                    3.2              3.3750          1/16/2011
   ----------------------------- -------------------------- --------------------- -------------- -------------------


----------

(1) All options granted to the Named Executive Officers were granted in 2001 pursuant to the Stock Option Plan (as defined herein) and are subject to the terms of such plan.
(2)  These options vested on January 16, 2002.

(3) 2,778 of these options will vest by January 2, 2003 and 2,556 of these options will vest by January 16, 2002, as long as the optionee maintains continuous employment with PowerCerv. Mr. Alves' employment terminated in October 2001.
(4) These options will vest on January 2, 2003, as long as the optionee maintains continuous employment with PowerCerv.
(5) 4,444 of these options will vest on January 2, 2003 and 3,556 of these options will vest on January 16, 2002, as long as the optionee maintains continuous employment with PowerCerv. Mr. Herman's employment with PowerCerv terminated as of December 31, 2001.
(6) 5,423 of these options vest on January 2, 2003, 132 of these options vest on July 2, 2001, 111 of these options vest on January 16, 2002 and 1,222 of these options vest on December 16, 2001, as long as the optionee maintains continuous employment with PowerCerv.
(7) 5,556 of these options vest on January 2, 2003 and 3,111 of these options vested on January 16,2002 as long as the optionee maintains continuous employment with PowerCerv.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2001, and the aggregate value of unexercised options at December 31, 2001, for each of the Named Executive Officers. PowerCerv does not have any outstanding stock appreciation rights.

   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
             Name                              Number of                                                In-the-Money
                                               Securities         Unexercised      Unexercised          at December
                             Shares            Underlying Value   Options          Options              31, 2001(2)
                             Acquired on       Realized           December 31,     December 31, 2001    Exercisable /
                             Exercise (1)        ($) (2)          2001 Exercisable Unexercisable        Unexercisable
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Marc J. Fratello                0                0                49,074             3,704              $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Lawrence J. Alves               0                0                  0                  0                $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Ira Herman                      0                0                33,259             8,630              $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Richard L. Poggi                0                0                12,248             9,169              $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Scott Galloway                  0                0                19,455            11,878              $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------
   Aria L. Siplin                  0                0                4,163              2,976              $0 $0
   ------------------------- -------------- ------------------- ----------------- ------------------ -------------------


(1) The closing price for PowerCerv's common stock as reported on the OTC Market on December 31, 2001 was $0.6400.

(2) Value realized is calculated based on the difference between the option exercise price and the closing market price of PowerCerv's common stock on the date of exercise multiplied by the number of shares to which the exercise relates.

EMPLOYMENT AGREEMENTS

     Effective April 10, 1997, Marc J. Fratello entered into an Employment, Non-competition, Development and Confidentiality Agreement with PowerCerv. This agreement is for one year plus renewable one-year extensions subject to either PowerCerv's or Mr. Fratello's right of cancellation. This agreement also provides certain piggyback registration rights to Mr. Fratello. In addition, PowerCerv agreed to pay Mr. Fratello 24 months of severance pay at $12,500 per month for a total of $300,000, if his employment is terminated (1) by mutual agreement of Mr. Fratello and PowerCerv, (2) by either party after the agreement's twelve month term has elapsed, (3) by PowerCerv following a disability determination of Mr. Fratello, or following PowerCerv's early termination of the agreement on certain notice or (4) by Mr. Fratello if PowerCerv breaches the agreement, upon certain changes of control of PowerCerv, or following Mr. Fratello's formal notice of termination after April 1998. This agreement also contains a one-year non-compete provision following its expiration or earlier termination. In January 1999, the Compensation Committee established Mr. Fratello's base salary at $250,000, his target annual bonus up to $150,000 and granted him options for 125,000 shares of Common Stock under the Stock Option Plan, which were vested on December 31, 2001.

     Effective April 7, 1998, Ira Herman entered into an Employment Agreementwith PowerCerv. Mr. Herman's employment agreement automatically renewed on April 30, 1999 for a term expiring on December 31, 2000. As of December 31, 2000, Mr. Herman's employment agreement automatically renews for successive one-year terms unless terminated by either party. The agreement provides for an annual base salary of $125,000, subject to review on an annual basis by PowerCerv's Compensation Committee, and an annual target bonus of up to $125,000 based on PowerCerv achieving certain revenue and operating income targets, which are set by PowerCerv's board and certain other subjective criteria. Mr. Herman's employment agreement also provides for the grant of non-qualified options to purchase up to 215,000 shares of PowerCerv's common stock on the effective date of his employment agreement, subject to vesting schedules described in the agreement. In addition, PowerCerv agrees to make a payment to Mr. Herman equal to his annual base salary (payable in twelve monthly installments) and to vest certain stock options as follows: (a) if PowerCerv is merged, consolidated, acquired, sold, liquidated or disposes of substantially all of its business or assets and Mr. Herman is not offered at least a comparable position with similar or better pay, (b) if PowerCev terminates Mr. Herman without cause or (c) if Mr. Herman terminates the agreement because PowerCerv has materially reduced his title or responsibilities, provided that he is not in breach and does not subsequently breach certain provisions of his employment agreement, including a non-compete agreement, which survives for one year following his termination. Mr. Herman's employment agreement expired on its own terms on December 31, 2001.


COMPENSATION OF DIRECTORS

     Directors who are not employees of PowerCerv were paid $1,000 for each Board meeting attended, however, the Board voted to suspend payments in October 2001 until further notice. During 2001, O.G. Greene, a non-employee director, also received an option to purchase 1,667 shares of PowerCerv's common stock pursuant to PowerCerv's 1995 Stock Option Plan (the "Stock Option Plan"), which vest ratably over twelve months and have an exercise price equal to the fair market value on the day of grant. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of PowerCerv's Board. No director who is an employee of PowerCerv receives separate compensation for services rendered as a director.

     During 2001, John S. McMullen received $4,000 in consulting fees and $12,000 in salary compensation for his role as Vice Chairman.



ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                 STOCK OWNERSHIP

     The following table sets forth, as of June 30, 2002, information as to PowerCerv's common stock beneficially owned by: (i) each director of PowerCerv,(ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of PowerCerv as a group and (iv) any person who is known by PowerCerv to be the beneficial owner of more than 5% of the outstanding shares of common stock.




                                         Amount and Nature of
Name of Beneficial Owner (1)             Beneficial Ownership          Percent
----------------------------             --------------------          -------
DIRECTORS AND EXECUTIVE OFFICERS
Marc J. Fratello (2)                         348,456                     25.6%
Lawrence J. Alves                              1,111                      *
Aria L. Siplin (3)                             6,666                      *
Ira Herman                                         0                      *
Scott Galloway (4)                            28,159                      2.1%
Richard L. Poggi (5)                          18,249                      1.4%
John S. McMullen                              34,092                      2.6%
Roy E. Crippen III (6)                       170,972                     12.8%
O.G. Greene (7)                                6,334                      *
All directors and executive officers
            As a group (10 persons)(8)       626,122                     42.9%

5% Shareholders
Dimensional Fund Advisors Inc. (9)           92,151                       7.0%
--------------


* Less than 1%


(1) The business address for Messrs. Fratello, Galloway, Poggi, Crippen, McMullen, Greene and Ms. Siplin is c/o PowerCerv Corporation, 400 North Ashley Drive, Suite 2675, Tampa, Florida 33602. The business address for Mr. Alves is 2339 Palm Springs Ct, Spring Hill, Florida 34606. The business address for Mr. Herman is 402 Tomahawk Trail, Brandon, Florida 33511. The business address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue,11th Floor, Santa Monica, California 90401.
(2)  Includes  297,067  shares  held by  M.J.F.  Limited  Partnership,  a Nevada limited partnership in which Mr. Fratello is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, and 51,389 shares that are subject to stock options that are exercisable within 60 days of June 30, 2002.
(3) Includes 6,666 shares that are subject to stock options that are exercisable within 60 days of June 30, 2002.
(4) Includes 28,159 shares that are subject to stock options that are exercisable within 60 days of June 30, 2002.
(5) Includes 18,249 shares that are subject to stock options that are exercisable within 60 days of June 30, 2002.
(6) Includes 148,750 shares held by R.C.F. Company Limited Partnership, a Nevada limited partnership in which Mr. Crippen is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, and 22,222 shares that are subject to stock options exercisable within 60 days of June 30, 2002.
(7) Includes 6,334 shares that are subject to stock options that are exercisable within 60 days of June 30, 2002.
(8) Includes 12,083 shares that are subject to stock options exercisable within 60 days of June 30, 2002 held by one other executive officer. Also includes 133,019 shares that are subject to stock options exercisable within 60 days of June 30, 2002 held by the Named Executive Officers and directors (see footnotes 2-7 above).
(9)  The  number of shares  shown in the table is based upon an  amendment  to a
     Schedule 13G filed with the SEC on February 12, 2002.

The following table sets forth, as of June 30, 2002, information as to PowerCerv's preferred stock beneficially owned by: (i) each director of PowerCerv,(ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of PowerCerv as a group and (iv) any person who is known by PowerCerv to be the beneficial owner of more than 5% of the outstanding shares of preferred stock.




                                         Amount and Nature of
Name of Beneficial Owner (1)             Beneficial Ownership          Percent
----------------------------             --------------------          -------
DIRECTORS AND EXECUTIVE OFFICERS
Marc J. Fratello                             100,000                     9.80%
Lawrence J. Alves                                  0                     *
Aria L. Siplin                                     0                     *
Ira Herman                                         0                     *
Scott Galloway                                     0                     *
Richard L. Poggi                                   0                     *
John S. McMullen                             522,000                     51.1%
Roy E. Crippen III                            25,000                     2.40%
O.G. Greene                                        0                         *
All directors and executive officers
            As a group (10 persons)          647,000                     63.3%

5% Shareholders
K.C. Craichy.                                100,000                     9.80%
Chris A. Peifer                              100,000                     9.80%

*   Less than 1%

(1) The business address for Messrs. Fratello, Galloway, Poggi, Crippen, McMullen, Greene and Ms. Siplin is c/o PowerCerv Corporation, 400 North Ashley Drive, Suite 2675, Tampa, Florida 33602. The business address for Mr. Alves is 2339 Palm Springs Ct, Spring Hill, Florida 34606. The business address for Mr. Herman is 402 Tomahawk Trail, Brandon, Florida 33511. The business address for K.C. Craichy is P.O. Box 1038, Tampa, Florida 33601. The business address for Chris A. Peifer is 16308 Villarreal de Avila, Tampa, Florida 33613.


ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Fratello, the Chairman of PowerCerv, served the board of directors of Software Business Technologies, Inc. ("SBT") from September 1996 to the first quarter of 2000. Mr. Davies, a former PowerCerv director, served as Chairman and Chief Executive Officer of SBT from June 1980 to August 2000. In December 1996, PowerCerv purchased a five-percent ownership interest in SBT for $1.5 million. During 1997, PowerCerv provided approximately $8,300 of technical services to SBT and amended its June 1996 partnering agreement (the "Partnering Agreement") by expanding the OEM license rights for a license fee of $250,000. This 1997 amendment also provided evaluation license rights to other application products of PowerCerv and reduced the total royalties due under the Partnering Agreement to $1.75 million from $2 million. In 1998, PowerCerv further amended its Partnering Agreement, expanding certain rights of SBT, eliminating future royalties, and providing for additional license payments in 1998 totaling $825,000. Also during 1998,PowerCerv received approximately $17,000 in royalty and service payments from SBT under the Partnering Agreement, as amended. Separately, in 1998, PowerCerv expanded its rights to exercise its "put" options on its shares of preferred stock of SBT and exercised its option on 98,232 shares for $500,000. During 1999, PowerCerv further amended the Partnering Agreement by expanding the license rights of SBT for additional license payments of $350,000. PowerCerv exercised its remaining put options on 196,679 shares of SBT preferred stock in June 2000.

     On March 31, 1999, pursuant to an asset purchase agreement dated March 30, 1999, PowerCerv sold the net assets of its general consulting group and general education group to digital fusion, inc. (formerly known as ROI Consulting, Inc.). digital fusion paid part of the purchase price under the asset purchase agreement in the form of a promissory note in the principal amount of $827,500 payable in equal, quarterly installments beginning December 31, 2000 and bearing interest at a rate of 4.56% per year. On March 2, 2000, IBS Interactive, Inc. acquired all of the outstanding capital stock of digital fusion pursuant to a merger. During 2001 and 2000, payments to PowerCerv on the note equaled approximately $250,120 and $62,530, respectively. Mr. Crippen, who served as director, Vice Chairman and Chief Technology Officer of PowerCerv from 1992 until his resignation as Vice Chairman and Chief Technology Officer of PowerCerv on March 31, 1999, serves as President and Chief Operating Officer of IBS Interactive. Mr. Crippen remains a director of PowerCerv.

     On September 30, 1999, PowerCerv entered into an amendment to an OEM Agreement with digital fusion, dated March 31, 1999, whereby digital fusion is obligated to pay PowerCerv a nonrefundable license fee for the use of certain of PowerCerv's software. The amount of the license fee pursuant to the amendment is $350,000, which is to be paid as follows: $50, 000 on or before November 30, 1999; $10,000 on or before March 31, 2000; $100,000 on or before June 30, 2000 and $100,000 on or before September 30, 2000. On September 29, 2000, PowerCerv entered into a second amendment with digital fusion to the OEM Agreement described above whereby digital fusion licensed additional software. Pursuant to that second amendment, digital fusion shall pay PowerCerv a nonrefundable license fee of $350,000 payable as follows: $140,000 at the time of execution of the amendment, $105,000 by December 31, 2000, and $105,000 by March 31, 2001.
The second amendment terminated any further royalty due PowerCerv for the sale of software licensed to digital fusion pursuant to the amendment dated September 30, 1999.












                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tampa, State of Florida, on August 6, 2002.




                                   POWERCERV CORPORATION


                                   By: /S/ Marc J. Fratello
                                   ----------------------------------
                                   Marc J. Fratello
                                   President, Chief Executive Officer
                                   And Chairman of the Board